SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LONGS DRUG STORES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Executive Offices

141 North Civic Drive

Walnut Creek, California 94596

NOTICE OF THE

2008 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Longs Drug Stores Corporation will be held at the Shadelands Arts Center, 111 North Wiget Lane (at Ygnacio Valley Road), Walnut Creek, California, on Wednesday, May 28, 2008 at 11:00 a.m., Pacific Daylight Time, for purposes of:

•	electing four directors;

•	ratifying our retention of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2009; and

•	transacting such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on Friday, March 14, 2008 will be entitled to vote at the meeting and any adjournment or postponement of the meeting.

If you are unable to be present, you can vote your shares by either telephone or the Internet or by signing the enclosed proxy card and returning it in the enclosed postage paid envelope.

Walnut Creek, California March 19, 2008	By Order of the Board of Directors,

WILLIAM J. RAINEY Secretary

WE URGE STOCKHOLDERS TO MARK, SIGN AND RETURN

PROMPTLY THE ACCOMPANYING PROXY CARD

OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

Executive Offices

141 North Civic Drive

Walnut Creek, California 94596

PROXY STATEMENT

About the Annual Meeting

As one of our stockholders, you are being asked to vote on the following matters: (1) the election of four directors, and (2) the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending January 29, 2009. Your proxy is being solicited on behalf of our board of directors. The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is March 24, 2008. Longs Drug Stores Corporation operates primarily through Longs Drug Stores California, Inc., a wholly-owned subsidiary. References to “we,” “us,” “our” or our “company” in this proxy statement include, as appropriate, Longs Drug Stores Corporation and its subsidiaries.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 14, 2008 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. Each share is entitled to one vote on matters to be acted upon at the annual meeting. As of March 14, 2008 (referred to as the “record date”), we had 36,556,217 shares of common stock outstanding.

How do I vote my shares at the annual meeting?

If you are a “record” stockholder of our common stock (that is, if you hold common stock in your own name in our stock records maintained by our transfer agent, Wells Fargo Shareowner Services), you may complete and sign the accompanying proxy card and return it to us or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 10:00 a.m., Pacific Daylight Time, on May 27, 2008.

“Street name” stockholders of our common stock (that is, stockholders who hold our common stock through a broker or other nominee) who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares and follow the voting instructions on that form.

If you are a participant in our 401(k) Plan, you will receive a proxy card for all shares that you own through this plan. The proxy card will serve as a voting instruction card for the trustees or administrators of the plan. If you own shares through the plan and do not vote, the plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under the plan.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the directors’ proposal to elect the nominated directors, as set forth on page 4 of this proxy statement; and

•	FOR the directors’ proposal to ratify the retention of our independent registered public accounting firm, as set forth on page 5 of this proxy statement.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion in the best interests of our company and our stockholders. As of the date of this proxy statement, our board of directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the annual meeting.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

You may revoke your proxy at any time before its exercise by filing with our corporate secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

What constitutes a quorum for purposes of the annual meeting?

The inspector of elections will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In general, Maryland law provides that the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the annual meeting for the election of directors and for the other proposals. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What vote is required to approve each item?

Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes will not affect the election of directors. Ratification of the retention of our independent registered public accounting firm requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote on the proposal. Broker non-votes will not be counted as shares voted on such proposal and will not affect the voting on such proposal. Abstentions will have the same effect as a vote against this proposal. Any proxy that is returned using the form of proxy enclosed, which is not marked as to a particular item, will be voted for the election of the director nominees, for the ratification of the retention of the designated independent registered public accounting firm and, as the proxy holders deem advisable, on other matters that may come before the annual meeting.

What information do I need to attend the annual meeting?

You will need an admission ticket to attend the annual meeting. If you are a record stockholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name stockholder or otherwise did not receive an admission ticket, you can bring proof of stock ownership, such as a bank or brokerage account statement or a statement indicating your holdings in our 401(k) Plan, to the annual meeting. If you arrive at the annual meeting without an admission ticket, we will admit you only if we are able to verify that you are a Longs stockholder.

Who will bear the expense of soliciting proxies?

The entire cost of solicitation of proxies will be borne by us. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, banks, institutions and other stockholders for an anticipated fee of approximately $4,000, plus reasonable out-of-pocket costs and expenses. Our directors, officers and regular employees may solicit proxies by mail, electronic mail, telephone or personal interview without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Is there any other information that I should know about?

Stockholder Proposals

Under the rules of the Securities and Exchange Commission, in order for a stockholder’s proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting of stockholders, such proposal must be received at our executive offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596-1222, Attention: Corporate Secretary, no later than the close of business on November 20, 2008. In addition, our bylaws provide for the timing and content of notice which stockholders must provide to our corporate secretary for the nomination of directors or other proposals to be properly presented at a stockholders meeting. Pursuant to these provisions, notice of any such nomination or proposal must be received by us not less than 90 days prior to the date of the meeting.

Financial Statements

We are mailing our Annual Report on Form 10-K, which includes financial statements for the fiscal year ended January 31, 2008, to all stockholders concurrently with the mailing of this proxy statement. A copy of our Form 10-K for such fiscal year (as well as a copy of our Code of Business Conduct and Ethics) is available without charge on our website at www.longs.com or in print by writing to Longs Drug Stores Corporation, Attention: Corporate Secretary, 141 North Civic Drive, Walnut Creek, California 94596-3858.

I. PROPOSALS

Proposal 1.

Election of Directors

We are nominating for reelection at this annual meeting Leroy T. Barnes, Jr., Murray H. Dashe, Evelyn S. Dilsaver, and Donna A. Tanoue. If elected, the terms of the nominees will expire at our 2009 annual meeting of stockholders. The terms of Lisa M. Harper and Harold R. Somerset will expire at the 2008 annual meeting. Upon expiration of the terms of Ms. Harper and Mr. Somerset, the company anticipates reducing the size of the board from nine to seven members. The other members of our board of directors who are not standing for election at this annual meeting will continue to serve in accordance with their prior election. Following our 2006 annual meeting, we amended our Articles of Restatement and Amended Bylaws to provide for elimination of a classified board of directors. All board members are now elected annually. However, the declassification of our board of directors did not affect the unexpired terms of directors elected prior to such amendments. Accordingly, the terms of Messrs. Bryant and Wagner and Dr. Metz will expire at our annual meeting of stockholders in 2009.

The proxy holders will vote the proxies received by them for the four nominees for terms to expire at our 2009 annual meeting of stockholders and until their successors are duly elected and qualified, unless authorization to vote for election of directors has been withheld. The four nominees receiving the greatest number of votes will be elected as our directors. Leroy T. Barnes, Jr., Murray H. Dashe, Evelyn S. Dilsaver, and Donna A. Tanoue have each consented to being named as a nominee and to serve, if elected. In the event that any nominee is unable to serve, the proxy holders will vote the proxies for another person designated by our board of directors.

The following table sets forth, as of the record date, the names and certain information as to persons who serve as our directors.

Name	Age	Position	Term Expires
Warren F. Bryant	62	Chairman, President and CEO	2009
Leroy T. Barnes, Jr.	56	Director	2008
Murray H. Dashe	65	Lead Director	2008
Evelyn S. Dilsaver	52	Director	2008
Lisa M. Harper	48	Director	2008
Mary S. Metz, Ph.D.	70	Director	2009
Harold R. Somerset	72	Director	2008
Donna A. Tanoue	53	Director	2008
Anthony G. Wagner	65	Director	2009

Nominees for Reelection at this Annual Meeting (Terms to Expire 2009)

Leroy T. Barnes, Jr. served as Vice President and Treasurer of PG&E Corporation, an energy-based holding company, from 2001 to 2005. He was Vice President and Treasurer of Gap, Inc., a retail clothing company, from 1997 to 2001. Mr. Barnes is a director of The McClatchy Company, Herbalife Ltd. and Citizens Communications Co. Mr. Barnes chairs the Audit and Finance Committee and is a member of the Governance and Nominating Committee. He has been designated by our board as an “audit committee financial expert,” as defined by the SEC, and he has been one of our directors since 2002.

Murray H. Dashe served as the Chairman of the Board, Chief Executive Officer, and President of Cost Plus, Inc., a specialty retailer of casual home living and entertaining products, from February 1998 to March 2005. Mr. Dashe is a director of UnionBanCal Corporation. Mr. Dashe is our Lead Director and a member of the Compensation Committee, the Audit and Finance Committee, and the Governance and Nominating Committee.

He has been designated by our board as an “audit committee financial expert,” as defined by the SEC, and he has been one of our directors since 2002.

Evelyn S. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management, Inc., and Executive Vice President of The Charles Schwab Corporation from July 2004 until July 2007. Previously she served as Senior Vice President of the Asset Management Products and Services group of The Charles Schwab Corporation, from July 2003 to July 2004. From October 2000 to July 2003, she was Executive Vice President, Chief Financial Officer, Chief Administrative Officer and a member of the Management Committee of U.S. Trust Company, a subsidiary of The Charles Schwab Corporation. Ms. Dilsaver is a director of Aéropostale, Inc. She is a member of our Audit and Finance Committee and our Governance and Nominating Committee. Ms. Dilsaver has been designated by our board as an “audit committee financial expert,” as defined by the SEC, and she has been one of our directors since 2007.

Donna A. Tanoue has been Vice Chairman of Bank of Hawaii Corporation since April 2002. From April 2004 to January 2007, Ms. Tanoue also served as Chief Administrative Officer of Bank of Hawaii. From April 2002 to April 2004, Ms. Tanoue was Vice Chairman of the Investment Services Group, and has served on the Board of Directors of Bank of Hawaii since October 2001. Since June 2004, Ms. Tanoue has also served as President of Bank of Hawaii Charitable Foundation. Ms. Tanoue is a member of the Compensation Committee and the Audit and Finance Committee. She has been one of our directors since 2005.

Directors with Terms Expiring in 2009

Warren F. Bryant has been our President and Chief Executive Officer since 2002 and our Chairman of the Board since 2003. He was Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of OfficeMax Incorporated. He has been one of our directors since 2002.

Mary S. Metz, Ph.D., served as President of S. H. Cowell Foundation, a California non-profit public benefit corporation, from 1999 to 2005. Dr. Metz is a director of PG&E Corporation, UnionBanCal Corporation and AT&T Corporation. Dr. Metz chairs the Governance and Nominating Committee and is a member of the Audit and Finance Committee. She has been one of our directors since 1991.

Anthony G. Wagner was Vice President of Kaiser Foundation Health Plan, Inc. from January 2005 until his retirement in January 2007. Mr. Wagner served as the Chief Executive Officer of Hospital Systems of the San Francisco Department of Public Health from 2001 to 2003. Mr. Wagner chairs the Compensation Committee and is a member of the Governance and Nominating Committee. He has been one of our directors since 1999.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF LEROY T. BARNES, JR., MURRAY H. DASHE, EVELYN S. DILSAVER, AND DONNA A. TANOUE.

Proposal 2.

Ratification of Independent Registered Public Accounting Firm

Our Audit and Finance Committee has engaged and retained the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2009. We expect representatives of Deloitte & Touche LLP to be present at our annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE RETENTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2009.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

GOVERNANCE OF THE COMPANY

Pursuant to the Maryland General Corporation Law and our company’s bylaws, our company’s business, property and affairs are managed by or under the direction of our board of directors. Members of our board are kept informed of our company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.

We have three standing committees of our board of directors: the Audit and Finance Committee, the Compensation Committee and the Governance and Nominating Committee. Our board has adopted a charter for each of the three standing committees and Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. We have also adopted a Code of Business Conduct and Ethics that is designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. All of our corporate governance materials, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and board committee charters, are published on our website at www.longs.com/governance.html. These materials are also available in print to any stockholder by writing to Longs Drug Stores Corporation, Attn: Corporate Secretary, 141 North Civic Drive, Walnut Creek, CA 94596. Please note that the information on our website is not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE GUIDELINES

The Guidelines provide a framework for our corporate governance initiatives and cover topics, including, but not limited to, board and committee composition, director compensation, director tenure, limitation on other board service, CEO succession planning, stock ownership guidelines for directors and executive officers, and process for review and approval of related party transactions.

The Guidelines provide that a majority of the members of the board must meet the criteria for independence as required by the listing standards of the New York Stock Exchange (the “NYSE”). The Governance and Nominating Committee reviews annually the relationships that each director has with our company. Following such annual review, only those directors who our board of directors affirmatively determines have no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company) are considered independent directors, subject to additional qualifications prescribed under the listing standards of the NYSE. In this regard, our board of directors has determined that Messrs. Barnes, Dashe, Somerset, and Wagner, Ms. Dilsaver, Ms. Harper, Dr. Metz and Ms. Tanoue, constituting a majority of the directors, are independent in accordance with applicable law and NYSE rules. In making that determination, the board of directors applied the following standards, in addition to any relevant facts and circumstances:

•

A director who is our employee, or whose immediate family member is one of our executive officers, is not independent until three years after the end of such employment relationship; provided, however, that employment as an interim chief executive officer shall not disqualify a director from being considered independent following that employment.

•

A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation; provided, however, compensation received by a director for former service as an interim chief executive officer shall not be considered in determining independence.

•

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of our company is not “independent.”

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

In addition, each member of our three standing committees of our board of directors is independent under the rules of the NYSE, and each member of our Audit and Finance Committee also meets the independence requirements set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.

Our board does not have a policy on whether the positions of chairman and chief executive officer should be separate or combined or, if the positions are to be separate, whether the chairman should be selected from the independent directors or be an employee. Our board believes it should be free to make this choice based on what it considers to be best for our company at a given point in time, taking into account the benefits of separating the two positions (e.g., enhancing board oversight of management and reducing the likelihood of abuse of power), as well as those of combining them (e.g., ensuring unified leadership and direction for the company).

The positions of our chairman and chief executive officer are currently held by the same individual based on our Board’s determination that the need for unified leadership and a single source of direction and strategy are critical factors to our success. Our board anticipates that the independent directors will continue to maintain appropriate checks and balances over the chief executive officer whether or not the positions are combined.

The Nominating and Governance Committee and our board will evaluate whether to combine or separate the positions of chairman and chief executive officer in connection with any appointment of a new chief executive officer and otherwise from time to time. The decision as to whether to combine or separate the two positions will be based on the governance model that best serves the interests of our stockholders and our company at that time. Factors to be considered in determining whether to separate the two positions will be based on the facts and circumstances existing at that particular time, including the need for a single source of direction and strategy, the availability of candidates among the independent directors with the requisite experience and characteristics to effectively serve as chairman, the ability of senior executives to work effectively with multiple sources of authority, the relative benefits and detriments of such a separation for the company’s business operations, our board’s view of its ability to maintain appropriate checks and balances and the chief executive officer’s willingness to seek and accept direction and oversight by our board.

Lead Director

Our bylaws provide that if at any time our chairman of the board shall be an executive officer or former executive officer or for any reason shall not be an independent director, a Lead Director shall be selected by the board’s independent directors from among the directors who are not one of our executive officers or former executive officers and are otherwise independent. Since our current chairman of the board is our chief executive officer, our board has appointed a Lead Director. Murray H. Dashe has served as our Lead Director since 2006. In his capacity as Lead Director, Mr. Dashe:

•	convenes and chairs meetings of the Independent Directors in executive session on a quarterly basis and more often if needed;

•	develops and maintains an alignment of the respective expectations for company performance among our independent directors, chairman and chief executive officer and senior management;

•	presides at all meetings of our board at which the chairman is not present;

•	regularly polls our independent directors for advice on agenda items for meetings of the board;

•	serves as a liaison between the chairman and the independent directors;

•	collaborates with our chairman and chief executive officer in developing the agenda for meetings of the board and approves such agendas;

•	collaborates with our chairman and chief executive officer and the chairs of the standing committees in developing and managing the schedule of meetings of our board and approves such schedules; and

•	is available for consultation and direct communication with major stockholders in situations that the Lead Director deems appropriate and advisable.

In performing the duties described above, our Lead Director is expected to consult with the chairs of the appropriate board committees and solicit their participation in order to avoid diluting the authority or responsibility of such committee chairs.

Related Party Transactions

Our Guidelines include a policy for advance approval by the Governance and Nominating Committee of related party transactions or, when advance approval is not feasible, ratification of the related party transaction. The policy allows for a “standing pre-approval” mechanism and delineates certain pre-approved related party transactions.

CODE OF BUSINESS CONDUCT AND ETHICS

The Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller, the General Counsel and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Business Conduct and Ethics covers topics including, but not limited to, compliance with laws and regulations, conflicts of interest, confidentiality, financial reporting and public communications, health and safety matters and employment practices. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on our website at www.longs.com/governance.html.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

During the fiscal year ended January 31, 2008, our board of directors met seven times. During fiscal 2008, each director attended more than 75% of all meetings of the board of directors and the committees upon which he or she served. Board members are expected to attend our annual meetings. At our 2007 annual meeting of stockholders, all members of our board and nominees for election to our board were present.

Audit and Finance Committee

Our Audit and Finance Committee operates pursuant to a written charter adopted and approved by our board of directors. The charter is available on our website at www.longs.com/governance.html.

The Audit and Finance Committee Charter requires that the Audit and Finance Committee be comprised of at least three members, all of whom shall satisfy the independence requirements of the NYSE and Rule

10A-3(b)(1) of the Securities Exchange Act of 1934 and be financially literate as determined by our board of directors in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to this committee. In addition, at least one member must be an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit and Finance Committee Charter also provides that the Audit and Finance Committee will consider at least annually whether we should rotate independent auditing firms. The current committee members are Leroy T. Barnes, Jr., who is the Chairperson, Murray H. Dashe, Evelyn S. Dilsaver, Mary S. Metz, Ph.D., Harold R. Somerset and Donna A. Tanoue, all of whom meet the independence requirements of the NYSE and applicable laws. Our board has determined that Messrs. Barnes and Dashe and Ms. Dilsaver are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. Our Corporate Governance Guidelines provide that members of the Audit and Finance Committee may not serve on the audit committees of the boards of directors of more than two other public companies at the same time as they are serving on our Audit and Finance Committee, unless our board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit and Finance Committee and we disclose such determination in our annual proxy statement. Leroy T. Barnes, Jr., the chair of our Audit and Finance Committee, serves on the audit committees of the boards of directors of three other public companies. Our board determined that such simultaneous service would not impair Mr. Barnes’ ability to effectively serve on our Audit and Finance Committee.

The Audit and Finance Committee Charter gives the committee the authority and responsibility for the appointment, compensation, retention and general oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm and resolution of any disagreements between management and the independent auditor regarding financial reporting. The Audit and Finance Committee Charter also gives this committee broader authority to fulfill its obligations under SEC and NYSE requirements. The Audit and Finance Committee meets with our management and our independent registered public accounting firm to review and discuss, among other topics: (A) major issues regarding accounting principles and financial statement presentation, including any major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements. This committee also meets periodically with our internal auditors to discuss, among other things, any issues that the internal auditor believes warrant audit committee attention. The Audit and Finance Committee examines, at least annually, the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to us. In addition, among its other responsibilities, the Audit and Finance Committee meets to review and discuss our annual and quarterly reports on Forms 10-K and 10-Q, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations and our earnings releases before they are published. This committee met seven times during the fiscal year ended January 31, 2008. See the Report of the Audit and Finance Committee beginning on page 14 of this proxy statement for more information.

Compensation Committee

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two directors as determined by our board, none of whom shall be an employee of our company and each of whom shall (1) satisfy the independence requirements of the NYSE, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee’s Charter is available on our website at www.longs.com/governance.html. The current members of the committee are Anthony G. Wagner, who is the Chairperson, Murray H. Dashe, Lisa M. Harper, Harold R. Somerset, and Donna A. Tanoue, all of whom meet the three independence requirements stated above. This committee met seven times during the fiscal year ended January 31, 2008 and has held two meetings so far in fiscal year 2009.

The Compensation Committee has overall responsibility for our executive and director compensation policies and practices. See the “Compensation Discussion and Analysis” section beginning on page 20 for a detailed description of our compensation principles, components and other factors relating to executive compensation. The Compensation Committee’s functions include, but are not limited to:

•	Determining the compensation of our Chief Executive Officer;

•

Approving all other executive officers’ compensation, including salary and payments under our short-term incentive program, in each case based in part upon the recommendation of our Chief Executive Officer;

•	Granting awards under our long-term incentive plans;

•	Managing and periodically reviewing all of our annual bonus, long-term incentive compensation, stock option, employee retirement and benefit plans;

•	At least annually, reviewing our compensation philosophy; and

•	Annually reviewing director compensation and recommending to the full board for approval the form and amount of director compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees. No “compensation committee interlocks” existed during fiscal 2008.

Governance and Nominating Committee

The responsibilities of the Governance and Nominating Committee include:

•	Identification of qualified candidates to become our board members and CEO;

•	Selection of nominees for election as directors at the next annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected;

•	Selection of candidates to fill any vacancies on our board of directors;

•	Development and recommendation to our board of directors of a set of corporate governance guidelines and principles applicable to our company;

•	Review and approval or ratification, if appropriate, of any transaction, arrangement or relationship with a related party, as provided in our corporate governance guidelines;

•	Oversight of the evaluation of our board, the board committees and management, including our CEO; and

•	Review of the effectiveness of the functioning of our board and its committees.

This committee is to be comprised of at least three directors, all of whom (a) shall be “independent” as defined in the rules of the NYSE, and (b) shall have experience, in the business judgment of our board, that would be helpful in addressing the matters delegated to this committee. The Governance and Nominating Committee’s Charter is available on our website at www.longs.com/governance.html. The current members of this committee are Mary S. Metz, Ph.D., who is the Chairperson, Leroy T. Barnes, Jr., Murray H. Dashe, Evelyn S. Dilsaver and Anthony G. Wagner, all of whom meet the independence requirements of the NYSE.

When considering candidates for director, this committee takes into account a number of factors, including the following:

•	Whether the candidate brings to our board a variety of expertise, experience and diversity;

•	Substantial experience in the business community or in the professional, public, academic or scientific communities;

•	Conflicts of interest;

•	Experience in corporate governance, experience in our industry and/or experience as a board member of another publicly-held company; and

•	Whether the candidate is an employee or a former employee of our company.

This committee will consider qualified candidates submitted by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholder recommendations may be submitted to our corporate secretary not less than 90 days prior to the annual meeting of stockholders and include, in addition to the information required by our bylaws:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is not the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate has been an employee of the recommending stockholder or any member of the recommending stockholder group during the then-current calendar year or during the immediately preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has, during the year of the nomination or the immediately preceding calendar year, accepted directly or indirectly any consulting, advisory or other compensatory fee from the recommending stockholder or any member of the group of recommending stockholders or any affiliate of any such holder or member, provided that compensatory fees would not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with such holder or any such member (provided that such compensation is not contingent in any way on continued service);

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or of an affiliate of the recommending stockholder or any such member of the recommending stockholder group; and

•

Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group (or in the case of a holder or member that is a fund, an interested person of such holder or any such member as defined in Section 2(a)(19) of the Investment Company Act).

This committee met four times during the fiscal year ended January 31, 2008.

Executive Sessions

Independent directors meet regularly in executive sessions without management. An executive session of independent directors is held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the board. All executive sessions of our independent directors are led by our Lead Director. Mr. Dashe has been our Lead Director since 2006.

Contacting the Board of Directors

The Board has established a process to receive communications from stockholders and other interested parties. Any stockholder or other interested party may contact our board or individual members of our board, including our Lead Director or our independent directors, by sending written or email communications to the care of the Corporate Secretary of our company at Longs Drug Stores Corporation, 141 North Civic Drive, Walnut Creek, California 94596, or contactboard@longs.com. The Corporate Secretary of our company will collect and forward all such communications, as appropriate, to our board or specified board member.

Director Compensation In Fiscal Year 2008

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal year 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Award ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Leroy T. Barnes, Jr.	$79,000	$102,195	—	—	—	$2,130	$183,325
Murray H. Dashe	$95,000	$102,195	—	—	—	$2,130	$199,325
Evelyn S. Dilsaver	$50,250	$41,806				$0	$92,056
Lisa M. Harper	$56,500	$61,049	—	—	—	$781	$118,330
Robert M. Long(5)	$22,500	$43,199	—	—	—	$3,376	$69,075
Mary S. Metz	$73,000	$102,195	—	—	—	$2,130	$177,325
Harold R. Somerset	$74,000	$102,195	—	—	—	$2,130	$178,325
Donna A. Tanoue	$66,500	$84,532	—	—	—	$1,308	$152,340
Anthony G. Wagner	$69,500	$102,195	—	—	—	$2,130	$173,825

(1)	Warren F. Bryant, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the company and receives no compensation for his service as a director.

(2)	Reflects the expense recognized for each non-employee director for the restricted stock computed in accordance with SFAS No. 123-R, but excluding any impact of assumed forfeiture rates. Additional assumptions made in the valuation are discussed under “Stock-based compensation expense” in note 1, “The Company and Significant Accounting Policies,” to the company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended January 31, 2008.

The following table shows the aggregate number of restricted stock awards outstanding for each non-employee director as of January 31, 2008, as well as the grant date fair value of stock awards made during fiscal year 2008 computed in accordance with SFAS No. 123-R:

Name	Aggregate Stock Awards Outstanding as of January 31, 2008	Grant Date Fair Value of Stock Awards made during Fiscal 2008
Leroy T. Barnes, Jr.	2,340	$60,004
Murray H. Dashe	2,340	$60,004
Evelyn S. Dilsaver	1,028	$60,004
Lisa M. Harper	1,028	$60,004
Robert M. Long	-0-	—
Mary S. Metz	2,340	$60,004
Harold R. Somerset	2,340	$60,004
Donna A. Tanoue	1,903	$60,004
Anthony G. Wagner	2,340	$60,004

(3)	No option grants were made to non-employee directors in fiscal year 2008, and, as of January 31, 2008, no stock options were outstanding to non-employee directors.

(4)	Amounts for each director include dividends on restricted stock which matured during fiscal year 2008 along with interest earned on the dividends.
(5)	Mr. Long retired from our board of directors on May 22, 2007.

Directors who are also employees receive no additional compensation for service as a director. Each other member of the board of directors is paid an annual retainer of $45,000, plus a fee of $1,000 for attendance at each board meeting in excess of ten per year. The Lead Director receives an additional annual retainer of $25,000. Each director who is not one of our employees receives $1,500 for each committee meeting attended. Each committee chairperson receives an annual retainer in the following amounts: $15,000 for the chairperson of the Audit and Finance Committee, $9,000 for the chairperson of the Compensation Committee and $7,000 for the chairperson of the Governance and Nominating Committee. Each committee member receives an annual fee of $1,000 for each committee upon which he or she serves.

On May 22, 2007, the board of directors made restricted stock grants to each of the eight then current non-employee directors. Such directors were granted 1,028 shares with such shares vesting in full one year following the grant date. The number of shares was based on an annual target equity grant equal to $60,000 with the actual number of shares calculated using the company’s closing stock price on the grant date. It is our board’s policy to compensate non-employee directors who are invited to attend meetings of committees by the Chairpersons of such committees or the Lead Director in order that such committee may secure the benefits of such invited director’s expertise and counsel. Pursuant to this policy, invited non-employee directors receive a meeting fee equal to the fee that a member of such committee receives for attendance at any such meeting.

Our board of directors believes that, in order to attract and retain qualified board members, directors should receive cash and equity compensation commensurate with that paid to directors at other companies of similar size in the same or comparable industries (peer companies). An appropriate level of equity compensation will help align board compensation with the interest of our stockholders. In order to determine the appropriate level of compensation, our board of directors will evaluate compensation paid by relevant peer companies and information provided by Towers Perrin. Generally, our board of directors intends to review board compensation levels following each annual meeting of stockholders at which directors are elected and recommend any necessary adjustments in cash and equity compensation. Our approach for reviewing and setting Board compensation generally follows the same philosophy as the philosophy used for determining base salary for executive compensation.

AUDIT AND FINANCE COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The purpose of the Audit and Finance Committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. This committee is also directly responsible for the appointment of our independent registered public accounting firm.

The Audit and Finance Committee acts under a written charter adopted and approved by our board of directors. The charter is available on our website at www.longs.com/governance.html. Each member of the Audit and Finance Committee is “independent” as defined by the rules of the NYSE and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has determined that Directors Barnes, Dashe and Dilsaver are financial experts as defined by the rules of the Securities and Exchange Commission. The Audit and Finance Committee held seven meetings during fiscal 2008. The Audit and Finance Committee designed the meetings to, among other things, facilitate and encourage communication among this committee, management, internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP.

The Audit and Finance Committee oversees our financial reporting process on behalf of our board of directors. Management has the responsibility for the preparation, presentation and integrity of the financial statements as well as the financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our annual financial statements, reviewing our quarterly financial statements and expressing an opinion on the conformity of the annual financial statements with generally accepted accounting principles. The Audit and Finance Committee’s responsibility is to monitor and review these processes. However, members of the Audit and Finance Committee are not professionally engaged in the practice of accounting or auditing, nor are they experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit and Finance Committee relies, without independent verification, on the information provided to it and on the representations made by management and our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit and Finance Committee:

•	Reviewed and discussed with management our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008;

•

Discussed with our independent registered public accounting firm matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114, (The Auditor’s Communication With Those Charged With Governance);

•

Received from our independent registered public accounting firm the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with our independent registered public accounting firm its independence from us;

•	Discussed with our internal and independent registered public accounting firm the overall scope and plans for their respective audits;

•

Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls;

•

Reviewed and discussed the requirements of, and our company’s compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial accounting; and

•	Considered whether the provision by the independent registered public accounting firm of non-audit services is compatible with maintaining the independence of the registered public accounting firm.

In reliance on the reviews and discussions referred to above and subject to the limitations on our role and responsibilities referred to in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to our board of directors that our audited financial statements be approved and included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008 filed with the Securities and Exchange Commission. The Audit and Finance Committee’s recommendation was considered and approved by the board of directors. The Audit and Finance Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2009.

Leroy T. Barnes, Jr., Chairperson

Murray H. Dashe

Evelyn S. Dilsaver

Mary S. Metz, Ph.D.

Harold R. Somerset

Donna A. Tanoue

Independent Auditor Information

The following table summarizes the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for the fiscal years ended January 31, 2008 and January 25, 2007:

	Fiscal Year Ended
	January 31, 2008	January 25, 2007
Audit Fees	$1,366,650	$1,211,750
Audit Related Fees	20,845	39,000
Tax Fees	175,445	123,183
All Other Fees	19,113	—

Total Fees	$1,582,053	$1,373,933

•

Audit Fees for the fiscal years ended January 31, 2008 and January 25, 2007 related to the audit of Longs Drug Stores Corporation financial statements, including reporting on our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

•	Audit Related Fees include amounts related to the audits of the Longs Drug Stores California, Inc. 401(k) Plan and other accounting and reporting consultations.

•

Tax Fees include amounts related to the reviews of our federal and state income tax returns, tax advice and consultation, tax planning, and assistance with identifying and claiming wage and other tax credits.

•	All Other Fees include amounts related to acquisition due diligence.

The Audit and Finance Committee approved all services provided by Deloitte & Touche LLP during fiscal years 2008 and 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In May 2005, the Audit and Finance Committee amended the policy for pre-approval of audit and non-audit services performed by our independent registered public accounting firm. This policy specifically prohibits our independent registered public accounting firm from performing any of the services set forth in Section 201(a) of the Sarbanes-Oxley Act of 2002 or any additional prohibited services as specified by the Public Company Accounting Oversight Board. These prohibited services include: (1) bookkeeping or other services related to our accounting records or financial statements; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing; (6) management functions; (7) human resources; (8) broker-dealer, investment adviser or investment banking services; (9) legal services; and (10) certain expert services. Further, the Audit and Finance Committee must pre-approve all non-audit services, including tax services, provided to us by our independent registered public accounting firm. The Audit and Finance Committee may delegate authority to grant pre-approvals to one or more designated members of this committee. This committee also reviews all non-audit services performed by our independent registered public accounting firm during the preceding quarter, and the associated fees, at each regularly scheduled quarterly meeting. Contingent fee arrangements are also prohibited under the policy. We have not applied a de minimis exception to our pre-approval policy for any of the fees paid to Deloitte & Touche LLP since the adoption of the policy in August 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own ten percent or more of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and ten percent or greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports and written representations from the reporting persons, we believe that, for the fiscal year ended January 31, 2008, our executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Securities Exchange Act of 1934.

III. SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of the record date by:

•	each person or group known by the company, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director

•	each nominee for director;

•	the persons named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

	Shares Beneficially Owned
Beneficial Owner(1)	Common Shares Currently Held(2) (a)	Common Shares That May Be Acquired Within 60 Days of the Record Date(3) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class(4)
Advisory Research, Inc. (5) 180 North Stetson Street, Suite 5500 Chicago, Illinois 60601	3,370,869	—	3,370,869	9.0%
AXA Financial, Inc. (6) 1290 Avenue of the Americas New York, New York 10104	2,088,134	—	2,088,134	5.5%
Leroy T. Barnes, Jr.	6,354	—	6,354	*
Warren F. Bryant	213,049	465,000	678,049	1.8%
Murray H. Dashe	5,554	—	5,554	*
Evelyn S. Dilsaver	1,028	—	1,028	*
Lisa M. Harper	2,365	—	2,365	*
Steven F. McCann	74,316	218,500	292,816	*
Mary S. Metz, Ph.D.	6,239	—	6,239	*
William J. Rainey	55,802	4,375	60,177	*
Bruce E. Schwallie	74,035	46,050	120,085	*
Harold R. Somerset	15,509	—	15,509	*
Karen L. Stout	11,191	—	11,191	*
Donna A. Tanoue	11,133	—	11,133	*
Anthony G. Wagner	6,854	—	6,854	*
All directors and executive officers as a group (17 persons)	686,369	875,826	1,562,195	4.2%
401(k) Plan(7)	4,731,879	—	4,731,879	12.9%

*	Less than one percent.
(1)	The address for all beneficial owners of more than five percent of our stock is P.O. Box 5222, Walnut Creek, California 94596-1222, unless noted otherwise. Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission.
(2)

For each of our directors and persons named in the Summary Compensation Table, the shares listed in this column include (i) shares of restricted stock over which he or she has sole voting power but no investment power as follows: 2,340 shares for Mr. Barnes; 107,897 shares for Mr. Bryant; 2,340 shares for Mr. Dashe; 1,028 shares for Ms. Dilsaver; 1,028 for Ms. Harper; 30,159 shares for Mr. McCann; 2,340 shares for

Dr. Metz; 25,219 shares for Mr. Rainey; 27,559 shares for Mr. Schwallie; 2,340 shares for Mr. Somerset; 1,903 shares for Ms. Tanoue; 2,340 shares for Mr. Wagner; and 329,748 shares for all directors and executive officers as a group; and (ii) shares held pursuant to the company’s 401(k) plan (see footnote 7) as follows: 684 shares for Mr. Bryant; 945 shares for Mr. McCann; 618 shares for Mr. Rainey; 806 shares for Mr. Schwallie; 619 shares for Ms. Stout; and 7,116 shares for all executive officers as a group. Otherwise, each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable.

(3)	Includes shares represented by vested, unexercised options as of the record date and options that are scheduled to vest within 60 days of the record date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(4)	Based on 36,556,217 shares outstanding on the record date.
(5)	Pursuant to a Schedule 13G filed on February 14, 2008, Advisory Research, Inc., in its capacity as an investment advisor, reported that it has sole voting and dispositive power for 3,370,869 shares.
(6)	Pursuant to a Schedule 13G filed on February 14, 2008, AXA Financial, Inc., in its capacity as an investment advisor, reported that it has sole voting power for 923,813 shares and sole dispositive power for 2,088,134 shares.
(7)	Merrill Lynch Trust Company of California is trustee of the 401(k) Plan. A plan member votes shares allocated to the plan member’s account. Shares that are not allocated to a plan member’s account and shares that are allocated to a plan member’s account but for which the trustee does not receive timely voting instructions are voted by the trustee in the same proportion as those shares which the trustee properly receives directions. On the record date, there were 13,989 unallocated shares in the plan. Participants in the 401(k) Plan have the right to direct the trustee as to the voting of the shares of our common stock that have been allocated to their respective stock accounts and as such have voting power with respect to these shares.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and, based on these discussions and reviews, recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2008, filed with the Securities and Exchange Commission.

Anthony G. Wagner, Chairperson

Murray H. Dashe

Lisa M. Harper

Harold R. Somerset

Donna A. Tanoue

EXECUTIVE OFFICERS

The following persons are our executive officers and/or executive officers of our wholly-owned operating subsidiary, Longs Drug Stores California, Inc. (the “CA Subsidiary”), as of the record date.

Name	Age	Primary Executive Position with Registrant or the CA Subsidiary	Position Held Since(1)
Warren F. Bryant	62	President and Chief Executive Officer(2)	2002
Steven F. McCann	55	Executive Vice President and Chief Financial Officer(3)	2005
Bruce E. Schwallie	53	Executive Vice President – Business Development and Managed Care(4)(5)	2005
Todd J. Vasos	46	Executive Vice President – Chief Operating Officer(4)(6)	2008
Roger L. Chelemedos	45	Senior Vice President – Finance, Controller and Treasurer(7)	2006
Lawrence J. Gatta, Jr.	47	Senior Vice President – Chief Merchandising Officer(4)(8)	2008
Michael M. Laddon	54	Senior Vice President – Chief Information Officer(4)(9)	2003
William J. Rainey	61	Senior Vice President, General Counsel and Secretary(10)	2003
Linda M. Watt	51	Senior Vice President – Human Resources(4)	2001

(1)	Each officer is elected for a one-year term.
(2)	Also serves as one of our directors.
(3)	Mr. McCann was named our Executive Vice President and Chief Financial Officer in March 2005. Prior to that, he served as our Senior Vice President and Chief Financial Officer from April 2000 to March 2005 and as our Treasurer from April 2000 to May 2006.
(4)	Officer of only the CA Subsidiary and not Longs Drug Stores Corporation.
(5)	Mr. Schwallie was named our Executive Vice President – Business Development and Managed Care in March 2005. Prior to that, he served as our Executive Vice President, Chief Merchandising Officer from August 2003 to March 2005, and our Senior Vice President – Pharmacy and Business Development from January 2002 to August 2003.
(6)	Mr. Vasos was named our Executive Vice President – Chief Operating Officer in March 2008. Prior to that, he had served as our Senior Vice President – Chief Merchandising Officer from March 2005 to March 2008, and our Senior Vice President – Marketing from December 2001 to March 2005.

(7)	Mr. Chelemedos joined us as Vice President, Corporate Controller in 2002 and was promoted to his current position as Senior Vice President – Finance, Controller and Treasurer in May of 2006.
(8)	Mr. Gatta was named our Senior Vice President – Chief Merchandising Officer in March 2008. Prior to that, he had served as our Group Vice President of Marketing since 2002.
(9)	Prior to joining us in March 2003, from 2002 to 2003, Mr. Laddon was an independent consultant.
(10)	Prior to joining us in March 2003, from 1996 to 2003, Mr. Rainey was Senior Vice President, General Counsel and Secretary at Payless ShoeSource, Inc. (now Collective Brands, Inc.), a shoe retailer.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy of the Executive Compensation Program

The Compensation Committee oversees Longs’ compensation programs with the purpose of building programs that are structured to attract, retain and motivate our executive officers to produce superior performance over both the short term and the long term. In compensating our executive officers, our policy has been to employ a compensation program under which our executive officers are paid competitive base salaries and under which a significant portion of compensation is tied to our short-term and long-term performance. The Compensation Committee believes this approach is a key factor in attracting and retaining the best possible leadership and provides an appropriate incentive to senior management to continually strive to increase our profitability and stockholder value. The Committee believes that its executive compensation programs promote the advancement of the company’s business strategy as well as align the interests of executives and stockholders.

Determining Executive Compensation

Our executive officers have been instrumental in leading the successful performance of the company, and we have structured our compensation programs to be competitive in the marketplace. In determining the total compensation of our executive officers, the Compensation Committee considers appropriate factors; such, as the elements and value of similar incentive awards provided to the executive officers at comparable companies; our performance and relative stockholder return; and the awards previously provided to the applicable executive officer, with no predetermined weighting. Each year, the Compensation Committee reviews tally sheets detailing all compensation for the Chief Executive Officer and other executive officers, including compensation potentially payable in the event of termination or change in control. We also annually evaluate the performance of each of our executive officers and use this as one of our considerations in determining changes to our compensation programs to ensure they are properly aligned. Our total compensation offering is heavily weighted towards pay-for-performance with cash bonus and equity awards dependent on operating results. Awards under our long-term incentive program are currently delivered in performance-based restricted stock. Equity awards are a significant component of total compensation because we believe that equity-based compensation aligns the interests of management with the interests of stockholders. As discussed below, we have adopted stock ownership guidelines for our executive officers as well as our directors to further reinforce this alignment. By including a mix of compensation heavily weighted with performance-based cash and equity awards, we believe that executive officers are motivated to achieve strategic business objectives by performing at the highest levels each year. Our performance-based plans are designed such that if business results are substandard, executive officers may receive little or no variable compensation. Conversely, if business results are superior, compensation may be in excess of target levels. The Compensation Committee believes that another important aspect of our incentive programs are that they are self-funding in that performance against the targets is measured after the deduction of incentive payments.

Our compensation design balances annual and long-term incentive awards to align with short and long-term business goals, respectively. At the target level of performance, annual and long-term incentive awards are designed to constitute a significant percentage of an executive’s total core compensation. The chart below is representative of the overall pay mix for our Chief Executive Officer and other named executive officers in fiscal 2009. The percentages are based on current salary, target annual and long-term incentive compensation and estimated value of perquisites. Shaded areas indicate the compensation elements linked to achieving performance goals.

Role of Compensation Committee. The Compensation Committee has overall responsibility for determining executive compensation and ensuring that compensation is in accordance with the compensation philosophy described above. For further information on the Compensation Committee, refer to the section titled “Compensation Committee” on page 9.

Role of Compensation Consultants. The Compensation Committee regularly engages compensation consultants as advisors in its assessment of executive compensation. In connection with setting executive compensation for fiscal year 2008, Towers Perrin and Mercer Human Resource Consulting, both internationally recognized compensation consulting firms, were retained to advise on competitive market trends in executive compensation, provide compensation recommendations for our Chief Executive Officer and other executives, and provide guidance on corporate governance matters relating to executive compensation. Mercer advised on Chief Executive Officer compensation, and Towers Perrin advised on compensation for the other executive officers. In addition to advising on Chief Executive Officer compensation, Mercer has advised Longs with respect to health benefit program design since fiscal year 2005. Beginning in August 2007, the Compensation Committee decided to rely primarily on Towers Perrin for future advice regarding executive compensation.

Towers Perrin developed compensation reviews using a peer group of retailers with similar annual revenues to ours and published compensation market data for other retailers. It used these reviews to compare Longs’ executive base pay, short-term incentive, long-term incentive and benefit programs with those offered by the peer groups of retailers.

Benchmarking Executive Compensation. In connection with setting executive compensation for fiscal year 2008, Towers Perrin and Mercer developed compensation reviews using a peer group of retailers with annual revenues similar to ours and published compensation market data for other retailers. The consultants used these reviews to compare Longs’ executive base pay, short-term incentive, long-term incentive and benefit programs with those offered by the peer groups of retailers. For benchmarking fiscal year 2008 compensation levels, the peer group of companies identified by Towers Perrin and Mercer and approved by the Compensation Committee for the compensation review were:

• Barnes & Noble, Inc. • Bed Bath & Beyond Inc. • Borders Group, Inc. • Dollar Tree Stores, Inc. • Family Dollar Stores, Inc.	• RadioShack Corporation • The Sherwin-Williams Company • Whole Foods Market, Inc. • Williams-Sonoma, Inc.

At the time this data was presented by our consultants, Longs’ revenue ranked in the 37th percentile relative to this peer group.

For fiscal year 2009, the Compensation Committee, with the assistance of Towers Perrin, reviewed the peer companies. As a result, a revised peer group was developed that was comprised of retail companies with annual revenues similar to Longs. For benchmarking fiscal year 2009 compensation levels, the peer group of companies recommended by Towers Perrin and approved by the Compensation Committee for the compensation review were:

•      Barnes & Noble, Inc.

•      Bed Bath & Beyond Inc.

•      Big Lots, Inc.*

•      BJ’s Wholesale Club, Inc.*

•      Borders Group, Inc.

•      Collective Brands, Inc.*

•      Dick’s Sporting Goods, Inc.*

•      Dollar Tree Stores, Inc.

•      Family Dollar Stores, Inc.

•      Foot Locker, Inc.*

•      The Great Atlantic & Pacific Tea Company, Inc.*

•      Ingles Markets, Inc.*

•      Pathmark Stores, Inc.*

•      RadioShack Corporation

•      Retail Ventures, Inc.*

•      Ross Stores, Inc.*

•      Spartan Stores, Inc.*

•      Weis Markets, Inc.*

•      Williams-Sonoma, Inc.

*	Added to peer group as companies that generally met the criteria for peer group selection.

Whole Foods Market, Inc. and The Sherwin-Williams Company were removed from the peer group as they were not viewed as sufficiently meeting the criteria for selection. At the time the peer group was reviewed for fiscal year 2009 benchmarking, Longs’ revenue ranked in the 65th percentile relative to this peer group. The Compensation Committee expects to periodically review the list of peer companies, especially in light of the strong growth in the pharmacy management services business operated by our subsidiary, RxAmerica L.L.C. (RxAmerica).

We did not include other drug retailers such as Walgreens, CVS and Rite-Aid in the peer group because their respective revenues were significantly greater than ours, and compensation for companies such as these is typically greater than companies with revenues similar to Longs. By excluding these much larger retailers, the summarized peer group of company data more closely represented Longs’ competitive market on a revenue basis. In addition to compensation data for the peer group described above, Towers Perrin also provides retail industry survey information as a reference. This survey information is adjusted to reflect the sales revenue of Longs through the application of regression analysis. Towers Perrin does not provide the Compensation Committee with a list of the companies included in the survey and, in light of the broad basis of the survey, the Compensation Committee does not believe the list is needed. We recognize the risk of our executive officers leaving Longs to join a larger retailer for more compensation opportunity and, as such, our consultants provided the Compensation Committee with a supplemental review of executive compensation at CVS Corporation, The Kroger Co., Rite Aid Corporation, Safeway Inc. and Walgreen Co., our primary drug retailing and executive talent competitors. Compensation data from these companies is not regression-adjusted to provide clear insight to their compensation practices. As described in the compensation elements below, we offer a competitive mix of short-term and long-term incentives, including equity, which enhances the reward opportunities based on the performance and retention aspects of our compensation programs. Because published market data comes from retailers with a wide range of revenues, the data is regression-adjusted. Regression is a statistical calculation used to normalize compensation data when source data includes information from companies of materially different sizes, which in our situation is measured in annual revenue. This analysis was conducted by Towers Perrin and was used to compare how Longs’ executive officers’ compensation levels compared to other retail companies. Each compensation element is measured against the 25th , 50th, and 75th percentiles of the peer group of companies, and similar statistics are provided for the reference published market data. The Compensation Committee evaluates total compensation in comparison to the range of the market for each pay component, however, the Committee uses significant judgment to determine exact pay levels necessary to attract and retain executives. In exercising its judgment, the Committee looks beyond the competitive data and places significant weight on individual responsibility, compensation history, future potential, fairness and retention risk. As such, executives with significant experience and responsibility, who consistently demonstrate exemplary performance, are generally paid more than median market rates set for their positions, while less experienced executives may be paid less than median market rates.

The analysis prepared by Towers Perrin indicated that, overall, our executive officers’ actual total cash compensation was slightly below median and total direct compensation was above the 75th percentile. Total cash compensation includes base salary and short-term incentive payout, and total direct compensation includes base salary, short and long-term incentive payouts. The Committee closely reviewed the base salary and incentive payments for executives in instances where the competitive cash compensation market data varied significantly above or below the median. As a result of this review, the Committee concluded that relative to position scope, experience and individual performance the compensation levels were appropriate. The Committee determined that total direct compensation was appropriate given that short-term and long-term incentives are performance-based and payouts reflected results.

Along with the data gathered from peer companies and the published market data, the Compensation Committee receives input from the Chief Executive Officer on the individual performance and contribution level for each officer which is considered when determining targeted compensation.

Role of Executive Officers in Executive Compensation. The compensation arrangements for our Chief Executive Officer were established in executive sessions of our Compensation Committee in keeping with the compensation philosophy described in this report. For executive officers other than the Chief Executive Officer, the Compensation Committee received the recommendation of the Chief Executive Officer. Within Longs, the Compensation Committee is also supported by our Human Resources and Law departments. Longs’ Senior Vice President, General Counsel and Secretary as well as its Senior Vice President, Human Resources support the Committee Chair by preparing meeting agendas and materials along with attending meetings. Longs’ Senior Vice President, General Counsel and Secretary also acts as the secretary for the Compensation Committee. In addition, the Chief Executive Officer and Chief Financial Officer are involved in developing performance goal recommendations for the annual and long-term incentive plans, subject to review and approval by the Compensation Committee.

Role of Governance and Nominating Committee. The Compensation Committee meets in a joint executive session with the Governance and Nominating Committee to review Mr. Bryant’s performance prior to establishing his compensation for the year.

Compensation Components

The individuals who served as the company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2008, as well as the other individuals included in the Summary Compensation Table below, are referred to in this proxy statement as the “named executive officers.” Compensation for the named executive officers is broken out into the following components:

Base Salary. Base pay is a critical element of executive compensation because it provides executives with a stable base level of biweekly income. During fiscal year 2008, base annual salaries for our executive officers were set at levels that the Compensation Committee believes, based on input from Towers Perrin and Mercer, recognized their roles and responsibilities and were competitive with our relevant peer group of companies. We intend to benchmark our executive officers’ base annual salaries each year against a relevant peer group of companies in order to continue to attract and retain qualified executive officers. In addition to compensation market data, the Compensation Committee also considers individual executives’ position scope and accountability, experience level and overall performance when determining base salary. Base salaries for the following named executive officers were increased in March 2008:

Executive	Title	Fiscal Year 2009 Salary
Warren F. Bryant	President & Chief Executive Officer	$925,000
Steven F. McCann	Executive Vice President & Chief Financial Officer	$465,000
Bruce E. Schwallie	Executive Vice President – Business Development & Managed Care	$460,000
William J. Rainey	Senior Vice President, General Counsel & Secretary	$443,000

Salaries may be increased for promotions, other increases in responsibility, or discretionary adjustments during the year.

Short-Term Incentives. Under the 2003 Executive Incentive Plan, executive officers can earn an annual incentive based on our achievement of predetermined objective financial criteria established annually by the Compensation Committee. The 2003 Executive Incentive Plan is designed to produce compensation that the Compensation Committee believes is fair and competitive for senior management when compared against our relevant peer group of companies. Incentive payments under this plan may be made not only in cash, but also in our stock or options to purchase our stock, as determined by the Compensation Committee. Short-term incentives are a key component of the total compensation offering and are designed to reward executives for achieving annual financial performance goals. To date, all payments under this program have been made in cash. We have used cash as the payment form to enhance the total cash opportunity for our executives, which we believe strengthens our ability to attract talented leaders.

Each of our executive officers is assigned a “target incentive” at the beginning of the fiscal year, expressed as a percentage of his or her base salary. The target incentives are established after evaluating job responsibilities and compensation market data. In fiscal year 2008, the target incentive was 80% of base salary for our Chief Executive Officer and 60% of base salary for our other executive officers. In fiscal year 2007, the short-term incentive target for our Chief Operating Officer was 60% of her base salary and all other executive officers’ short-term incentive targets were 50% of their base salaries. Based on competitive market data presented to the Compensation Committee and consideration relative to the roles of the officers, the Committee adjusted the short-term incentive target for all executive officers (excluding our Chief Executive Officer) to 60% of their respective base salaries. For fiscal year 2009, the target incentive for the Chief Executive Officer was increased to 90% of his salary. Our overall executive compensation program is primarily performance based. Utilizing our independent outside compensation consultant, we monitor the competitiveness of our total compensation programs to ensure each is structured to deliver compensation commensurate with resulting performance. Target incentives are measured against the 25th, 50th, and 75th percentiles of the peer group of companies and the published market data. For more details, refer to the section entitled “Benchmarking Executive Compensation” on page 22. If the specific financial objectives are not met, incentives are determined as a declining percentage of target incentives depending on the extent of the shortfall. Minimum objectives must be achieved before any incentive tied to a particular financial objective is awarded to an executive officer. No incentive is paid under the 2003 Executive Incentive Plan if our company is under the minimum thresholds for all three objectives. If each specific financial objective is met, each executive officer’s incentive is equal to the target incentive. If financial objectives are exceeded, then each executive officer can earn an incentive in excess of the target incentive determined as an increasing percentage of the target incentive, depending on the extent that performance is in excess of the target. We design payouts to be self-funding from the increased earnings resulting from the higher performance results. In fiscal year 2008, the maximum incentive opportunity was two and one-half times the target incentive for our Chief Executive Officer and two times the target incentive for other executive officers.

The specific financial objectives used to determine incentive compensation for fiscal year 2008 were:

•

Operating income (before incentive compensation, profit sharing, stock-based compensation and workers’ compensation expenses) adjusted for provisions for store closures, asset impairments, legal settlements, tax projects, unusual items, accounting changes, and similar items;

•	Front-end same-store sales growth; and

•	Prescription count growth.

Operating income is used and given the greatest weight because of its direct correlation with how we have performed relative to our key annual financial goals, including earnings per share and operating income itself. Operating income reflects the performance of both our retail business and our pharmacy benefit service business operated by RxAmerica. Any and all adjustments to the operating income incentive measure are approved by the Compensation Committee. Front-end same-store sales and prescription count growth are key elements for measuring our organization’s effectiveness in growing and operating our core retail business. By linking our short-term incentives to these two key growth elements, we feel that our plan is appropriately balanced between annual operating income and continued growth. These three financial objectives with the same respective weightings have been used by the company since fiscal year 2004. However, for fiscal 2008, the Compensation Committee limited payout opportunity under front-end same-store sales growth and prescription count growth objectives such that payout under these two objectives may not exceed target unless company operating income is at or above target.

In connection with approving performance incentive targets as well as minimum and maximum thresholds, the Compensation Committee reviews and discusses with both management and the full board of directors our business plan and its key underlying assumptions, expectations under then existing and anticipated market conditions, and the opportunity to enhance stockholder value, and then establishes the performance targets and thresholds for the year. Generally, the Committee attempts to set the targets and thresholds such that the relative difficulty of achieving each is consistent from year to year.

In the fiscal years following the adoption of the 2003 Executive Plan, we have paid the following percentages of target bonus to our named executive officers:

Short-Term Incentive Resulting Payout Percentage History

	Fiscal Year
	2008	2007	2006	2005	2004	Average
Position	Resulting Percentage Payout of Target (%)
President and Chief Executive Officer	91.7	94.5	177.2	102.6	23.8	98.0
Other Named Executive Officers	91.5	92.9	144.7	92.2	23.8	89.0

Resulting payouts for each year correlated with the company’s financial performance with respect to operating income, front-end same-store sales growth and prescription count growth for that year.

In fiscal year 2008:

•	Operating income was slightly above the target set by the Compensation Committee resulting in a payout above one-hundred percent (100.0%) of target for this component.

•

While the front-end same-store sales growth exceeded the minimum performance threshold, it did not meet the target. Therefore, this component of the plan paid out less than one-hundred percent (100%) of target.

•	Prescription count growth was below the target, and therefore, this component of the plan paid out less than one-hundred percent (100%) of target.

The specific financial objectives and weighting that will be used to determine incentive compensation for fiscal year 2009 will be the same as those used in fiscal year 2008. The target and thresholds for operating income, front-end same-store sales growth, and same-store prescription count growth have been set to reflect the fiscal year 2009 annual business plan, as approved by our board of directors. The Committee intends to continue to evaluate the objectives and weighting for future incentive programs as its business and strategic goals evolve.

In its sole discretion, the Compensation Committee has the authority to reduce or eliminate the amount of incentive otherwise payable to an executive and may choose to exercise this discretion for performance or other reasons. The Committee has not used this authority on previously calculated incentives.

We have no formal policy to recover payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of payment. The Compensation Committee would consider this issue on an as-needed basis. In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be required to reimburse us for any incentive-based or equity-based compensation they receive during the 12-month period following the first issuance of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

The Committee may award discretionary bonuses in order to recognize outstanding individual performance or to assist in retention of key talent.

Long-Term Incentives. We believe that long-term performance of the company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards.

Our equity programs are intended to motivate executive officers to improve the long-term performance of our common stock, and we therefore believe that performance-based equity compensation helps create a vital long-term partnership between our executive officers and stockholders. Equity awards are granted to our executives under our Amended and Restated 1995 Long-Term Incentive Plan. Awards under the plan can include restricted stock, stock options, performance shares and stock appreciation rights. Historically, we have granted stock options and restricted stock under the plan to, among others, executive officers, key general office employees and key store employees. The Compensation Committee determines the target number of shares based on competitive market data, internal equity among executives and general level of responsibility of the participant. The Compensation Committee also considers subjective factors on a case-by-case basis, as it believes to be in our stockholders’ best interests. Other than in connection with our multi-year Performance-Based Restricted Stock Grant program, as described below, no other named executive officer received grants of equity-based awards in fiscal year 2008. Restricted stock awards serve to directly tie compensation to our performance and stockholders since an increase in the stock price results in a benefit to the holder of our restricted stock. In addition, because our restricted stock generally vests over time and requires the holder to remain employed by us in order for vesting to occur, this form of compensation is intended to assist us in retaining our executive officers in order to sustain positive performance on a multi-year basis.

We strengthened the alignment of equity award opportunities under the long-term incentive plan with the interests of our stockholders beginning in fiscal year 2007 by extending the performance measurement period from one year to two years of financial performance with vesting beyond the performance period. The Compensation Committee specified a two-year performance period to provide a greater link between long-term sustained performance and stockholder value while increasing executive retention aspects of the program. The chart below illustrates the timing of performance and vesting of our multi-year plan:

Details of the fiscal year 2008 program are described below.

On March 22, 2007, the Compensation Committee approved our fiscal year 2008 Performance-Based Restricted Stock Grant program for executive officers. This program provides our executive officers with the opportunity to receive restricted stock grants based on the achievement of certain annual earnings per share goals for our company’s fiscal year 2008 and combined fiscal year 2008 and 2009 results. In connection with approving the earnings per share goals, the Compensation Committee reviews and discusses with both management and the full board of directors our business plan and its key underlying assumptions, expectations under then existing and anticipated market conditions and the opportunity to increase stockholder value and then establishes the earnings per share goal under the program. If the specific earnings per share goal is not met, awards are determined as a declining percentage of target depending on the extent of the shortfall. The Compensation Committee established a minimum earnings per share threshold which must be achieved before any awards are granted to an executive officer. No award is granted under the fiscal year 2008 incentive program if our company performs below the minimum earnings per share threshold. If the earnings per share goal is exceeded, then each executive officer can earn an award in excess of the target determined as an increasing percentage of the target award, depending on the extent of the performance in excess of the target. In fiscal year 2008, the maximum award opportunity was two times the target award for our Chief Executive Officer and other executive officers. Forty percent (40%) of the target number of performance based restricted shares is linked to the fiscal year 2008 goal and sixty percent (60%) is linked to the combined fiscal year 2008 and 2009 goals. Earnings per share results are adjusted for certain financial items such as provisions for store closures, asset impairments, legal settlements, tax projects, extraordinary or unusual items, discontinued operations, accounting changes, and similar items. All adjustments are approved by the Compensation Committee. We believe that a two-year performance-based equity program linked to earnings per share and requiring multiple years of vesting if any grants are made links executive compensation with stockholders’ interests and supports executive retention. We use earnings per share as the measurement of performance as we believe earnings per share reflect performance of management towards overall financial goals and that improvement in the measure will generally increase the value of stockholder investments in the company.

The following table summarizes our long-term compensation program over the past five years. Prior to fiscal year 2004, we used time-vested equity to compensate executives for long-term incentives.

Performance Based Long-Term Incentive Plan Payout History

Fiscal Year	Performance Period	Performance Measure	Weighting	Actual Payout
2008	Fiscal 2008	EPS	40%	194%(1)
	Combined Fiscal Year 2008 and 2009		60%	(2)
2007	Fiscal Year 2007	EPS	40%	200%(3)
	Combined Fiscal Year 2007 and 2008		60%	200%(3)
2006	Fiscal Year 2006	EPS	100%	300%
2005	Fiscal Year 2005 (4)	N/A	N/A	N/A
2004	Fiscal Year 2004	LDG Stock Price	100%	33%

(1)	33% of award vests upon certification of performance results, 33% after one year and 34% after two years.
(2)	Payout percentage will be determined after the completion of fiscal year 2009.
(3)	25% vests upon certification of performance results, 25% after one year and 50% after two years.
(4)	Executives received time-vested stock option grants in fiscal year 2005.

Resulting payouts for each year correlated with company earnings per share performance for each period.

The performance-based restricted stock grant targets for each named executive officer under the fiscal year 2008 Performance-Based Restricted Stock Grant program are set forth in the tables below. The target grants in the table titled “Award Opportunity Based on Combined Fiscal Year 2008 and 2009 Performance” are grants executives may receive in addition to the grants set forth in the table titled “Award Opportunity Based on Fiscal Year 2008 Performance” under the 2008 Performance-Based Restricted Stock Program. The target grants in the table titled “Award Opportunity Based on Combined Fiscal Year 2007 and 2008 Performance” are grants executives may receive under the fiscal year 2007 Performance-Based Restricted Stock Program.

The company shares awarded at the end of the 2008 performance period were greater than the target because the earnings per share performance for fiscal year 2008 exceeded the target. The company shares awarded to each named executive officer is set forth in the table below, and the shares will vest in accordance with the following schedule: one-third of the total shares earned vested on March 3, 2008, the date on which the Compensation Committee certified the achievement of the performance goals, an additional one-third of the total shares earned shall vest on January 29, 2009, and the remaining one-third of the total shares earned shall vest on January 28, 2010.

Award Opportunity Based on Fiscal Year 2008 Performance

Participant	Performance Based Restricted Stock Grant Targets	Actual Performance Based Restricted Stock Shares Granted
Warren F. Bryant	18,000	34,920
Steven F. McCann	5,200	10,088
Bruce E. Schwallie	5,200	10,088
Karen L. Stout	5,200	10,088
William J. Rainey	4,400	8,536

Award Opportunity Based on Combined Fiscal Year 2008 and 2009 Performance

Participant	Performance Based Restricted Stock Grant Targets	Actual Performance Based Restricted Stock Shares Granted
Warren F. Bryant	27,000	Awards, if any, will be determined upon the Compensation Committee certification of the combined results after fiscal year 2009
Steven F. McCann	7,800
Bruce E. Schwallie	7,800
William J. Rainey	6,600

The company shares awarded at the end of the combined fiscal year 2007 and 2008 performance period were more than the targets because the earnings per share performance for the combined period exceeded the target. The company shares awarded to each named executive officer is set forth in the table below, and the shares will vest in accordance with the following schedule: 25% of the total shares earned vested on March 3, 2008, the date on which the Compensation Committee certified the achievement of the performance goals, an additional 25% of the total shares earned is scheduled to vest on January 29, 2009, and the remaining 50% of the total shares earned is scheduled to vest on January 28, 2010.

Award Opportunity Based on Combined Fiscal Year 2007 and 2008 Performance

Participant	Performance Based Restricted Stock Grant Targets	Actual Performance Based Restricted Stock Shares Granted
Warren F. Bryant	39,000	78,000
Steven F. McCann	10,800	21,600
Bruce E. Schwallie	9,600	19,200
Karen L. Stout	10,800	21,600
William J. Rainey	9,000	18,000

Karen L. Stout left the company in March 2008 and is not eligible for vesting after the date of her departure or any grants under the fiscal year 2008 Performance-Based Restricted Stock Grant program for performance relating to combined fiscal year 2008 and 2009 results.

The company retains dividends paid on restricted shares, and when the restricted shares vest, pays the retained dividends thereon, plus interest earned by investment of dividends, to the recipient.

In its sole discretion, the Compensation Committee has the authority to reduce or eliminate the number of shares awarded to an executive. The Committee has not used this authority on previously calculated awards.

Other Compensation. Our use of perquisites as an element of compensation is limited and is largely based on the historical practices and policies of our company. We do not view perquisites as a significant element of our compensation structure but do believe that they can be used in conjunction with our other components of compensation to attract, motivate and retain individuals in a competitive environment.

Insurance Premiums. Our named executive officers, along with a broader group of key employees including all vice presidents and district managers, are reimbursed for the portion of their health insurance premiums deducted from their paychecks. Our Chief Executive Officer is also reimbursed for the cost of supplemental disability and life insurance coverage as defined by his employment agreement. These benefits are intended to be competitive with the marketplace in order to attract and retain talented leaders.

Executive Medical Program. The executive medical plan reimburses executive officers for their out-of-pocket expenses resulting from the difference between the full cost of health care and the amount reimbursed under Longs’ health care plans. This includes medical, prescription drugs, dental and vision care. The annual maximum payable is ten percent of the executives’ gross income up to $25,000 per calendar year for the employee and covered family members. The lifetime maximum benefit is $1,000,000. This program is offered to a broad group of key employees, including all Vice Presidents and District Managers, and is intended to be competitive in the marketplace in order to attract and retain talented leaders.

Car Allowance. Our named executive officers receive a car allowance or may be assigned a company leased vehicle if, based on job duties, they meet minimum business mileage driving requirements. Our broader employee base is offered the same opportunity to use a company leased vehicle if they meet the same business mileage driving requirements.

Retirement Program. Employees were eligible to participate in the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan through December 31, 2007. The Plan had a 401(k) component under which employees could make voluntary contributions. There was also a profit sharing component under which Longs could make discretionary contributions. Employees who made 401(k) contributions and completed 90 days of employment received discretionary matching company contributions into their 401(k) account equal to 25 cents for every dollar contributed to a maximum of $2,000 annually. Participants were also eligible for a profit sharing benefit funded entirely by the company. Company match and profit sharing contributions were made in the form of cash or Longs common stock. All contributions by the employee or the company, whether in the form of a 401(k) match or profit sharing contributions, were immediately vested.

Effective January 1, 2008, this plan was amended and renamed. The new plan, The Longs Drug Stores California, Inc. 401(k) Plan, is intended to satisfy the safe harbor contribution requirements under the Internal Revenue Code for the plan year beginning January 1, 2008. The new match formula will provide a dollar-for-dollar match on the first 3% of participant contributions measured each payroll period and fifty cents for each dollar on the next 2% of participant contribution for the same payroll period. There is no profit sharing component in the new plan.

Severance and Change in Control Arrangements

Our named executive officers have severance and change in control agreements with the company. The Committee periodically reviews severance and change in control arrangements and plans to review these arrangements again in fiscal year 2009. The Committee believes these arrangements are reasonable in light of the fact that similar agreements are regularly offered to senior executives. Change in control agreements, in particular, are intended to protect income for executives who would likely be involved in decisions regarding and/or successful implementation of change in control activity and at risk for job loss in the event of a change in control. We believe the change in control agreements preserve morale and productivity and encourage retention in the face of rumored or actual change in control of the company. In addition, in light of our strategic initiatives as well as our competitive landscape with much larger drug retail competitors, these arrangements are part of the compensation package needed to attract and retain talented executives.

Our change in control agreements include tax restoration payments to the extent that any payments or benefits are subject to an excise tax under the Internal Revenue Code. Our severance and change in control provisions for the named executive officers are summarized below under the heading “Potential Payments upon Termination or Change in Control” beginning on page 39.

Stock Ownership

Non-employee directors and company executives at the senior vice president and higher level are subject to the following guidelines. Each non-employee director and company executive is encouraged to achieve and maintain the applicable level of company stock ownership shown below utilizing the methodology described:

Position	Value of Company Stock
Non-Employee Director	3x Non-Employee Director Annual Cash Retainer
Chairman and/or CEO and/or President	3x Base Salary
Executive or Senior Vice President	2x Base Salary

To achieve these stock ownership objectives, each such non-employee director and company executive is expected to retain 75% of his or her profit shares acquired upon exercise of options, vesting of restricted stock or receipt of performance shares during the time he or she occupies the position indicated. “Profit shares” are the shares acquired through the exercise of options to purchase company stock, the vesting of restricted stock or the earning of performance shares, in each case that are equal in value on the date of acquisition to the excess of the fair market value of such shares on the date of acquisition over any exercise price and taxes paid or to be paid as a result of the exercise of such options or receipt of such restricted stock or performance shares. Non-employee directors and company executives are not required to retain shares purchased with their own resources, shares acquired prior to becoming a director or executive, or shares acquired as the result of the exercise of options granted prior to becoming a director or company executive covered by these guidelines.

In order to determine whether a non-employee director or company executive is permitted to sell shares free of the retention requirement, at the time of the proposed sale, the individual’s ownership is measured on the basis of the then effective base salary rate (or annual cash retainer in the case of non-employee directors) and the then current trading price of the company’s shares. Shares in excess of this level may be sold.

Under our insider trading policy, members of the Board, executive officers and other designated employees are prohibited from engaging in certain “hedging” transactions, including buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the company’s securities. This prohibition further aligns the interest of our stockholders with the interests of management.

Deductibility of Compensation Expenses

Section 162(m) generally limits federal income tax deductions for compensation paid by us to “covered employees” (generally the Chief Executive Officer and three other most highly compensated executive officers other than the Chief Financial Officer) to $1 million per officer per year, unless it is qualified “performance-based” compensation. To qualify as “performance-based,” compensation must be paid pursuant to an incentive plan the material terms of which have been approved by stockholders and must satisfy certain other conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. We have endeavored to structure our compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. However, the Compensation Committee believes that the payment of compensation that is subject to the deduction limitations of Section 162(m) could be in our best interests and, while the Compensation Committee will consider tax deductibility as one of the factors it considers in determining compensation, it may not limit compensation to those levels or types of compensation that will be deductible.

Equity Compensation Plans

Our Amended and Restated 1995 Long-Term Incentive Plan, which has been approved by our stockholders authorizes the issuance of 7,400,000 shares of common stock in the form of nonqualified stock options, restricted stock and other stock awards. Awards may be granted to our directors, executive officers and other employees under this plan. In addition, the Non-Executive Long-Term Incentive Plan, which has not been approved by our stockholders, authorizes the issuance of 3,000,000 shares of common stock in the form of nonqualified stock options, restricted stock and other stock awards to our employees who are not our officers, directors or other “insiders.” At the end of fiscal year 2008, there were 2,982,379 shares available for grant under the Amended and Restated 1995 Long-Term Incentive Plan. There were 700,357 shares available for grant under the Non-Executive Long-Term Incentive Plan.

Options are granted with an exercise price not less than 100% of the closing market price on the date of the grant. Options generally vest over a period of up to four years and have a maximum term of ten years. Each plan allows for accelerated vesting upon a change in control at the discretion of the Compensation Committee.

With respect to restricted stock awards during the restriction period, recipients have voting rights and dividends are credited to the shares. However, vesting in the shares is generally dependent on continued employment for periods of one to four years.

Stock Option and Other Equity Granting Practices

In addition to equity grant opportunities described in the Long-Term Incentives section of this report, the Compensation Committee also reviews and approves all other equity grants made under the Amended and Restated 1995 Long-Term Incentive Plan and the Non-Executive Long-term Plan. At each regularly scheduled quarterly Compensation Committee meeting, the Compensation Committee reviews and approves new hire, promotion and discretionary grants recommended by management. The grant date for equity grants approved by the Compensation Committee is the first day the company’s stock trading “window” under its insider trading policy is open following such approval. Under the company’s insider trading policy, the trading window generally opens on the third business day following the public release of preliminary quarterly and annual financial results. Exercise prices for stock options approved by the Compensation Committee are set equal to the per share closing price of our common stock as reported in the Wall Street Journal on the grant date.

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the following persons during the fiscal years ended January 31, 2008 and January 25, 2007 for services rendered in all capacities to our company:

•	individuals who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2008; and

•	our three other most highly compensated executive officers during fiscal year 2008.

Name and Principal Position	Year	Salary (1) ($)		Bonus ($)		Stock Awards (2) ($)		Option Awards (3) ($)		Non-Equity Incentive Plan Compen- sation (4) ($)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)		All Other Compen- sation (6) ($)		Total ($)
Warren F. Bryant President & Chief Executive Officer	2008 2007	$ $	908,750 843,750		— —	$ $	3,518,299 3,383,875	$ $	562,156 850,868	$ $	656,572 653,940	$ $	0 0	$ $	125,350 92,779	$ $	5,771,127 5,825,212

Steven F. McCann Executive Vice President & Chief Financial Officer	2008 2007	$ $	453,634 428,269		— —	$ $	1,047,843 1,080,914	$ $	252,493 352,202	$ $	245,403 199,735		— —	$ $	31,649 37,045	$ $	2,031,022 2,098,165

Bruce E. Schwallie Executive Vice President – Business Development & Managed Care	2008 2007	$ $	449,788 426,500		— —	$ $	985,092 977,268	$ $	267,978 373,874	$ $	243,207 198,806		— —	$ $	38,075 84,507	$ $	1,984,140 2,060,955

Karen L. Stout Former Executive Vice President – Chief Operating Officer	2008 2007	$ $	504,596 339,692	$	— 175,000	$ $	969,090 647,340	$ $	0 0	$ $	272,853 187,950		— —	$ $	36,327 81,097	$ $	1,782,866 1,431,079

William J. Rainey Senior Vice President, General Counsel & Secretary	2008 2007	$ $	434,615 412,385		— —	$ $	838,563 803,631	$ $	87,349 128,334	$ $	234,972 192,303		— —	$ $	35,723 20,115	$ $	1,631,222 1,556,768

(1)	Fiscal year 2008 included 53 weeks.
(2)	Reflects the expense recognized for each named executive officer for restricted stock computed in accordance with SFAS No. 123-R, but excluding any impact of assumed forfeiture rates. Additional assumptions made in the valuation are discussed under “Stock-based compensation expense” in note 1, “The Company and Significant Accounting Policies,” to the company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2008. Substantially all of the expense relates to performance-based stock awards under the company’s Amended and Restated 1995 Long-Term Incentive Plan.
(3)	Reflects the expense recognized for each named executive officer for stock option awards computed in accordance with SFAS No. 123-R, but excluding any impact of assumed forfeiture rates. Additional assumptions made in the valuation are discussed under “Stock-based compensation expense” in note 1, “The Company and Significant Accounting Policies,” to the company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2008.
(4)	The amounts reflect payments based on performance under the 2003 Executive Incentive Plan.
(5)	Earnings on Mr. Bryant’s nonqualified retirement benefit were not above market or preferential. Mr. Bryant’s nonqualified retirement benefits are as described below under the heading “Nonqualified Deferred Compensation” beginning on page 38.
(6)	Includes the following payments:

Name	Year	Car Allowance $		Relocation Allowance $		Insurance Premium $		Medical Expense Reimburse- ment $		Employee Savings & Profit Sharing Plan Matching Contributions $		Loan Forgiveness $		Tax Reimburse- ment $		Dividends and Interest $		Spouse Travel $		Gifts $		Total $
Warren F. Bryant	2008 2007	$ $	8,520 8,520		— —	$ $	44,457 41,325	$ $	5,963 2,323	$ $	7,345 3,538		— —	$ $	33,892 30,797	$ $	20,329 3,054	$ $	4,753 3,068	$ $	91 154	$ $	125,350 92,779
Steven F. McCann	2008 2007	$ $	8,520 8,520		— —	$ $	3,087 2,648	$ $	5,828 9,097	$ $	5,278 3,538		— —		— —	$ $	8,936 13,162	$	— 80		— —	$ $	31,649 37,045
Bruce E. Schwallie	2008 2007	$ $	8,520 6,342		— —	$ $	2,199 2,235	$ $	13,126 6,579	$ $	5,259 3,538	$	— 55,792		— —	$ $	8,432 9,708	$ $	539 313		— —	$ $	38,075 84,507
Karen L. Stout	2008 2007		— —	$ $	26,849 77,104	$ $	1,155 455		$1,646 —	$ $	5,509 3,538		— —		— —		$1,168 —		— —		— —	$ $	36,327 81,097
William J. Rainey	2008 2007	$ $	8,520 8,520		— —	$ $	2,457 2,228	$ $	12,862 4,305	$ $	5,190 3,538		— —		— —	$ $	6,694 1,524		— —		— —	$ $	35,723 20,115

We have entered into employment agreements, which were last amended in November 2007 to comply with Section 409A of the Internal Revenue Code, with each of our named executive officers and have summarized the material terms of such agreements in this proxy statement. Each agreement is an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

Warren F. Bryant. Effective October 30, 2002, we entered into an employment agreement with Warren F. Bryant, our President and Chief Executive Officer, in connection with his employment by us, initial election to our board of directors and his relocation to our headquarters in Walnut Creek, California. The agreement provided for an initial annual base salary of $750,000 which, starting in January 2004, was subject to annual review by the Compensation Committee. Mr. Bryant’s target annual incentive amount is 80% of his base salary. His actual award will range from 0% to 200% of his base salary based on objective performance criteria and other factors as determined by the Compensation Committee. The agreement provided for an initial option grant of 230,000 shares awarded to Mr. Bryant under the 1995 Long-Term Incentive Plan on October 30, 2002, with any subsequent grants of stock options or equity-based awards to Mr. Bryant to be made in the sole discretion of the Compensation Committee. Under the agreement, Mr. Bryant is also entitled, under certain circumstances, to termination payments and a nonqualified retirement benefit, as described below under the headings “Potential Payments Upon Termination or Change in Control” and “Nonqualified Deferred Compensation.”

The agreement provided for reimbursement to Mr. Bryant for reasonable expenses related to his relocation, and up to $40,000 in reasonable out-of-pocket expenses incurred for temporary housing, and closing and certain related costs for the sale of his home in Ohio. Mr. Bryant was also entitled to a one-time relocation allowance of $20,000 and a payment in the amount necessary to make him whole on an after-tax basis for any income taxes incurred in connection with the relocation-related benefits. Under the agreement, Mr. Bryant was also entitled to a one-time payment of $50,000 that was intended to defray Mr. Bryant’s obligation to his former employer for relocation benefits provided to him. Under the agreement, Mr. Bryant is entitled to term life insurance coverage providing for a $2,000,000 death benefit and disability insurance coverage providing for a yearly benefit of at least $690,000 annually. Mr. Bryant is reimbursed for the cost of these policies and the reimbursement is grossed up for taxes.

Steven F. McCann. In April 2000, we entered into an agreement with Steven F. McCann, our Executive Vice President and Chief Financial Officer, in connection with his employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. McCann in the position of Senior Vice President, Chief Financial Officer and Treasurer at an initial annual salary of $210,000, with participation in our short-term incentive plan, and a incentive factor, which provided assurance of his reaching incentive target within the time period of second quarter fiscal year 2001 and first quarter fiscal year 2002. We also provided a transition bonus of $120,000 and vacation accrual at the rate of four weeks per year, and within one month of his hire date, we granted Mr. McCann a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy Mr. McCann’s home and pay for reasonable moving expenses, including travel and lodging expenses for his family to take a trip to California prior to their intended move, and agreed to loan Mr. McCann $256,663 to assist him with the purchase of a home in the Walnut Creek, California, area. The loan, which we made on June 15, 2000, provided for an interest rate of 6.53%. So long as Mr. McCann remained one of our employees, we agreed to forgive one-fifth of the loan plus all accrued interest at the end of each of the first five years of his employment with us and, at each interval and in our sole discretion, either make a cash payment to Mr. McCann of an amount equal to the amount so forgiven, or make a stock grant in shares of our stock at the then-current value equaling the loan amount so forgiven. This cash payment or stock grant was intended to help Mr. McCann offset any taxation resulting from the forgiveness of the loan. The loan was completely forgiven as of April 15, 2005.

Bruce E. Schwallie. In February 2002, we entered into an agreement with Bruce E. Schwallie, our Executive Vice President – Business Development and Managed Care, in connection with his employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. Schwallie in the position of Senior Vice President – Pharmacy and Business Development at an initial annual salary of $250,000, with participation in our short-term incentive plan, and a guaranteed bonus equal to 40% of Mr. Schwallie’s base annual salary for his first year of employment. Any incentive thereafter would be based on his individual as well as our overall performance. We also provided a transition bonus of $50,000 and vacation accrual at the rate of four weeks per year, and, within one month of his hire date, we granted Mr. Schwallie a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy

Mr. Schwallie’s home and pay for reasonable moving expenses, including reasonable travel back and forth to Ohio as needed until his relocation was completed. We agreed to loan Mr. Schwallie $228,757 to assist him with the purchase of a home in the Walnut Creek, California, area. The loan, which we made on March 20, 2002, provides for an interest rate of 7%. So long as Mr. Schwallie remained one of our employees, we agreed to forgive one-fifth of the loan plus all accrued interest at the end of each of the first five years of his employment with us. The loan was completely forgiven as of February 2007.

Karen L. Stout. In April 2006, we entered into an agreement with Karen L. Stout in connection with her employment by us as our Executive Vice President, Chief Operating Officer, and her relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to pay Ms. Stout an annual salary of $480,000 for the first year of employment, with an incentive opportunity targeted to equal 60% of Ms. Stout’s base annual salary, based on her individual as well as our overall performance. Ms. Stout was entitled to a guaranteed bonus equal to 50% of her salary for her first year of employment. We also provided a hiring bonus of $175,000, which was subject to a repayment schedule for the first three years of her employment and vacation accrual at the rate of four weeks per year. In addition, on May 15, 2006, we granted Ms. Stout 8,000 shares of restricted stock. To assist in her relocation, we agreed to pay for up to three months of reasonable temporary living expenses and reasonable travel and moving expenses. Ms. Stout left the company in March 2008. See below under the heading “Potential Payments Upon Termination or Change in Control” for a description of payments to be made to her pursuant to her retention agreement.

William J. Rainey. In March 2003, we entered into an agreement with William J. Rainey in connection with his employment by us as our Senior Vice President, General Counsel and Secretary, and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to pay Mr. Rainey an annual salary of $375,000 for the first year of employment, with an incentive opportunity targeted to equal 50% of Mr. Rainey’s base annual salary, based on his individual as well as our overall performance. We also provided a hiring bonus of $250,000, which was subject to a repayment schedule for the first three years of his employment and vacation accrual at the rate of four weeks per year. In addition, on May 20, 2003, we granted Mr. Rainey a non-qualified stock option to purchase 40,000 shares of our common stock. To assist in his relocation, we agreed to pay for up to six months of reasonable temporary living expenses and reasonable travel and moving expenses.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2008

The following table shows information about grants of cash and equity awards during fiscal year 2008 for the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Warren F. Bryant	3/22/07	250,600	716,000	1,790,000
	3/22/07				4,500	18,000	36,000				$933,120
	3/22/07				6,750	27,000	54,000				$1,399,680

Steven F. McCann	3/22/07	93,870	268,200	536,400
	3/22/07				1,300	5,200	10,400				$269,568
	3/22/07				1,950	7,800	15,600				$404,352

Karen L. Stout(3)	3/22/07	104,370	298,200	596,400
	3/22/07				1,300	5,200	10,400				$269,568
	3/22/07				1,950	7,800	15,600				$404,352

Bruce E. Schwallie	3/22/07	93,030	265,800	531,600
	3/22/07				1,300	5,200	10,400				$269,568
	3/22/07				1,950	7,800	15,600				$404,352

William J. Rainey	3/22/07	89,880	256,800	513,600
	3/22/07				1,100	4,400	8,800				$228,096
	3/22/07				1,650	6,600	13,200				$342,144

(1)	The fiscal year 2008 long-term incentive target for Messrs. Bryant, McCann, Stout, Schwallie, and Rainey were 45,000, 13,000, 13,000, 13,000, and 11,000 shares, respectively. The target award is split between performance periods as described under the Long-Term Incentives section of this document on page 26.
(2)	This value is determined using the target number of shares under the performance-based equity plan multiplied by $51.84, the closing price of Longs Drug Stores Corporation stock on March 22, 2007.
(3)	Ms. Stout left the company in March 2008 and is not eligible for vesting after the date of her departure.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information with respect to shares of our common stock that may be issued to the named executive officers upon the exercise of options and other awards or vesting of restricted shares under the company’s equity compensation plans as of the end of fiscal year 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($) (3)
Warren F. Bryant	230,000			22.45	10/30/2012	26,000	(4)	$1,197,040	158,820	(5)	$7,312,073
	85,000			24.40	11/24/2013
	150,000	50,000		27.40	11/15/2014

Steven F. McCann	20,000			23.25	4/28/2010	7,200	(6)	$331,488	44,948	(7)	$2,069,406
	4,000			20.00	11/20/2010
	20,000			26.60	3/19/2012
	75,000			22.45	10/30/2012
	32,000			24.40	11/24/2013
	45,000	15,000		27.40	11/15/2014
	15,000	15,000		30.52	3/7/2015

Bruce E. Schwallie	14,800			26.60	3/19/2012	6,400	(8)	$294,656	42,548	(9)	$1,958,910
	8,750			24.40	11/24/2013
		15,000		27.40	11/15/2014
	15,000	15,000		30.52	3/7/2015

Karen L. Stout(10)						13,200	(11)	$607,728	44,948	(12)	$2,069,406

William J. Rainey	4,375			24.40	11/24/2013	6,000	(13)	$276,240	37,756	(14)	$1,738,286
		6,250		27.40	11/15/2014

(1)	25% vests annually on anniversary of grant.
(2)	All options expire ten years after the grant date.
(3)	Based on performance through the end of fiscal year 2008.
(4)	Includes 26,000 unvested shares from a performance-based restricted stock grant, which is scheduled to vest on January 29, 2009.
(5)	Includes 78,000 shares of restricted stock granted pursuant to the fiscal year 2007 long-term incentive plan in connection with fiscal year 2007 and fiscal 2008 performance, of which 25% vested on March 3, 2008 (date of certification of the combined fiscal year 2007 and 2008 results), an additional 25% is scheduled to vest on January 29, 2009, and the remaining 50% is scheduled to vest on January 28, 2010. Includes an additional 34,920 shares of restricted stock pursuant to the fiscal year 2008 long-term incentive plan for the fiscal year 2008 performance, of which 33% vested on March 3, 2008 (the certification date of fiscal year 2008 results), an additional 33% is scheduled to vest on January 29, 2009, and remaining 34% is scheduled to vest on January 28, 2010. Up to an additional 54,000 shares of restricted stock may be earned under the fiscal year 2008 long-term incentive plan for the combined fiscal year 2008 and fiscal year 2009 performance, of which 33% would vest upon certification of the fiscal years 2008 and 2009 results, an additional 33% would vest on January 28, 2010, and remaining 34% would vest on January 27, 2011.
(6)	Includes 7,200 unvested shares from a performance-based restricted stock grant, which is scheduled to vest on January 29, 2009.
(7)	Includes 21,600 shares of restricted stock granted pursuant to the fiscal year 2007 long-term incentive plan in connection with fiscal year 2007 and fiscal 2008 performance, of which 25% vested on March 3, 2008 (date of certification of the combined fiscal year 2007 and 2008 results), an additional 25% is scheduled to vest on January 29, 2009, and the remaining 50% is scheduled to vest on January 28, 2010. Includes an additional 10,088 shares of restricted stock pursuant to the fiscal year 2008 long-term incentive plan for the fiscal year 2008 performance, of which 33% vested on March 3, 2008 (the certification date of fiscal year 2008 results), an additional 33% is scheduled to vest on January 29, 2009, and remaining 34% is scheduled to vest on January 28, 2010. Up to an additional 15,600 shares of restricted stock may be earned under the fiscal year 2008 long-term incentive plan for the combined fiscal year 2008 and fiscal year 2009 performance, of which 33% would vest upon certification of the fiscal years 2008 and 2009 results, an additional 33% would vest on January 28, 2010, and remaining 34% would vest on January 27, 2011.
(8)	Includes 6,400 unvested shares from a performance-based restricted stock grant, which is scheduled to vest on January 29, 2009.
(9)	Includes 19,200 shares of restricted stock granted pursuant to the fiscal year 2007 long-term incentive plan in connection with fiscal year 2007 and fiscal 2008 performance, of which 25% vested on March 3, 2008 (date of certification of the combined fiscal year 2007 and 2008 results), an additional 25% is scheduled to vest on January 29, 2009, and the remaining 50% is scheduled to vest on January 28,
2010. Includes an additional 10,088 shares of restricted stock pursuant to the fiscal year 2008 long-term incentive plan for the fiscal year

2008 performance, of which 33% vested on March 3, 2008 (the certification date of fiscal year 2008 results), an additional 33% is scheduled to vest on January 29, 2009, and remaining 34% is scheduled to vest on January 28, 2010. Up to an additional 15,600 shares of restricted stock may be earned under the fiscal year 2008 long-term incentive plan for the combined fiscal year 2008 and fiscal year 2009 performance, of which 33% would vest upon certification of the fiscal years 2008 and 2009 results, an additional 33% would vest on January 28, 2010, and remaining 34% would vest on January 27, 2011.

(10)	Ms. Stout left the company in March 2008 and is not eligible for vesting after the date of her departure.
(11)	Includes 6,000 unvested shares from a time-based restricted stock grant of which 25% would have vested on May 15, 2008, 25% would have vested on May 15, 2009 and the remaining 25% would have vested on May 15, 2010. Includes 7,200 unvested shares from a performance-based restricted stock grant, of which 25% vested on February 26, 2007, an additional 25% vested on January 31, 2008, and the remaining 50% would have vested on January 29, 2009.
(12)	Includes 21,600 shares of restricted stock granted pursuant to the fiscal year 2007 long-term incentive plan in connection with fiscal year 2007 and fiscal 2008 performance, of which 25% vested on March 3, 2008 (date of certification of the combined fiscal year 2007 and 2008 results), an additional 25% would have vested on January 29, 2009, and the remaining 50% would have vested on January 28, 2010. Includes an additional 10,088 shares of restricted stock pursuant to the fiscal year 2008 long-term incentive plan for the fiscal year 2008 performance, of which 33% vested on March 3, 2008 (the certification date of fiscal year 2008 results), an additional 33% would have vested on January 29, 2009, and the remaining 34% would have vested on January 28, 2010
(13)	Includes 6,000 unvested shares from a performance-based restricted stock grant, which is scheduled to vest on January 29, 2009.
(14)	Includes up to 18,000 shares of restricted stock granted pursuant to the fiscal year 2007 long-term incentive plan in connection with fiscal year 2007 and fiscal 2008 performance, of which 25% vested on March 3, 2008 (date of certification of the combined fiscal year 2007 and 2008 results), an additional 25% is scheduled to vest on January 29, 2009, and the remaining 50% is scheduled to vest on January 28, 2010. Up to an additional 4,400 shares of restricted stock may be earned under the fiscal year 2008 long-term incentive plan for the fiscal year 2008 performance, of which 33% vested on March 3, 2008 (the certification date of fiscal year 2008 results), an additional 33% would vest on January 29, 2009, and remaining 34% would vest on January 28, 2010. Up to an additional 13,200 shares of restricted stock may be earned under the fiscal year 2008 long-term incentive plan for the combined fiscal year 2008 and fiscal year 2009 performance, of which 33% would vest upon certification of the fiscal years 2008 and 2009 results, an additional 33% would vest on January 28, 2010, and remaining 34% would vest on January 27, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following table provides information with respect to common shares which were issued upon exercise of stock options or vesting of restricted stock during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren F. Bryant	0	$0	103,335	$4,698,788
Steven F. McCann	0	$0	39,436	$1,791,853
Karen L. Stout	0	$0	9,200	$446,120
Bruce E. Schwallie	161,450	$5,428,845	37,960	$1,721,844
William J. Rainey	71,875	$2,641,278	26,662	$1,221,693

PENSION BENEFITS

Except as set forth under “Nonqualified Deferred Compensation” below, we do not provide named executive officers with pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

Under Mr. Bryant’s employment agreement, if (i) he is employed until November 1, 2007, (ii) his employment is terminated other than for cause or disability, (iii) Mr. Bryant resigns for good reason or for any reason between 6 and 24 months after a change in control, or (iv) Mr. Bryant dies, Mr. Bryant (or his spouse in the event of death) will receive a nonqualified retirement benefit in the form of an annuity or, in the case of a qualifying termination between 6 and 24 months after a change in control, a lump sum. The annuity is payable within 30 days after the later of age 62 (or, in the case of Mr. Bryant’s death, the date on which Mr. Bryant would have attained age 62) or termination of employment. Since Mr. Bryant has attained the age of 62 and was employed as of November 1, 2007, he is currently eligible to receive the annuity upon termination of employment. The lump sum is payable as soon as practicable following termination of employment. This benefit is intended to compensate Mr. Bryant for the forgone benefit under his former employer’s pension program attributable to assumed salary increases through age 65 that Mr. Bryant would have earned had he remained employed with his former employer. The agreement provides for an assumed 2% per year salary increase and limits the amount of the benefit, on an actuarially equivalent basis (using the assumptions set forth in the agreement), to $850,000 as of the date of the agreement, plus interest from the date of the agreement. The compensation deferred is the lesser of (i) $850,000 and (ii) the lump sum present value, as of the date of the agreement, of the increased pension benefits (commencing at age 65) from his prior employer Mr. Bryant would have expected to earn based on service until age 65 with an assumed 2% salary increase. Under Mr. Bryant’s employment agreement, if the compensation deferred is less than $850,000, Mr. Bryant is to be paid an additional lump sum of $56,875. The deferred compensation earnings basis is the interest rate described in section 417(e)(3) of the Internal Revenue Code (30-year Treasury rate). The interest and benefit calculations depend on certain assumptions that may be contained in the prior employer’s plan document. The company has made what it believes are reasonable assumptions with respect to such calculations.

The table below shows the aggregate earnings in fiscal year 2008 as well as the aggregate balance as of January 31, 2008 under this retirement benefit.

Name	Executive Contributions in Last Fiscal Year $	Registrant Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals / Disbursements $	Aggregate Balance at Last Fiscal Year End $
Warren F. Bryant	$0	$0	$50,909	$0	$1,097,711

We do not provide nonqualified defined contribution or other deferred compensation plans to any other named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe potential payments payable to our named executive officers upon termination of employment or a change in control. The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates as well as the discretion of Compensation Committee.

Warren F. Bryant

If we terminate Mr. Bryant’s employment other than for cause or because of disability or Mr. Bryant resigns for good reason, Mr. Bryant will be entitled to severance pay, continued vesting for a period of 18 months of all outstanding options and other equity-based awards, a pro-rated annual incentive at his target amount and up to 18 months of continued health care coverage. The severance pay is payable over 18 months and is equal to 1.5 times the highest base salary paid to Mr. Bryant under the agreement and 1.5 times the greater of (i) $400,000 (if Mr. Bryant’s employment terminates prior to the payment of his annual incentive for the fiscal year ending in January 2004), (ii) the highest annual incentive paid to Mr. Bryant during the term of the agreement, and (iii) Mr. Bryant’s target annual incentive amount based on his base salary as of the date of his employment termination. Mr. Bryant must execute a release of claims and comply with certain obligations in the agreement relating to confidentiality, non-solicitation, non-disparagement and cooperation in order to receive the severance payments and benefits. The agreement also provides that Mr. Bryant’s unexercised and unvested equity awards will expire in the event of a breach, other than an insubstantial breach, of those obligations.

Mr. Bryant will be entitled to receive enhanced severance payments and benefits instead of those described above if: (i) we terminate his employment other than for cause or disability within two years after a change in control, (ii) Mr. Bryant resigns for good reason within 179 days after a change in control (as defined in the agreement), or (iii) Mr. Bryant resigns for any reason after 180 days after a change in corporate control and within two years following a change in control. The enhanced severance payments and benefits consist of the same severance pay described above except that it is payable in a lump sum and is equal to three times (rather than 1.5 times) the amounts described, a pro-rated annual incentive at the target amount, up to 36 months of continued health care coverage and tax restoration payments to the extent that any payments or benefits made to Mr. Bryant by us are subject to an excise tax under the Internal Revenue Code. In addition, pursuant to the terms of the stock option and restricted stock agreements provided to our executives, all unvested stock options and restricted stock would fully vest.

The terms “cause”, “good reason” and “change in control” are each defined in Mr. Bryant’s agreement.

Termination for “cause” generally requires:

•	a willful failure to substantially perform his duties (other than a failure resulting from incapacity due to illness);

•	gross misconduct;

•	a willful breach of a material provision of his agreement;

•	a material and willful violation of a law or regulation applicable to the business of the company; or

•	a material violation of our code of business conduct, code of ethics or other policies.

A resignation by Mr. Bryant for “good reason” would generally require:

•	a material diminution in salary;

•	a material diminution in authority, duties or responsibilities; or

•	a material change in geographic location at which Mr. Bryant performs services.

However, Mr. Bryant does not have “good reason” if he does not provide the company:

•	with notice that any of the above occurred within 90 days of its occurrence;

•	with at least 30 days from the date of notice to cure the event before resigning; and

•	with notice of termination within two years of the event.

A “change in control” is defined in Mr. Bryant’s agreement to generally include any of the following:

•

a merger, if more than 50% of the surviving entity’s securities outstanding after such merger is owned by persons who in the aggregate owned less than 25% of the company’s securities prior to such merger;

•	the sale of all or substantially all of the company’s assets;

•

a change in the composition of the Board of Directors over a period of 24 months or less such that a majority of the members of the Board of Directors (rounded up to the next whole number) cease, by reason of one or more proxy contests, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected as directors during such period by at least a majority of the directors who were still in office at the time such election was approved by the Board of Directors;

•	a dissolution, liquidation or bankruptcy of the company; or

•	a transaction as a result of which any person becomes the beneficial owner of securities of the company representing at least 50% of the total voting power.

Named Executive Officers (Other Than Warren F. Bryant and Karen L. Stout)

Retention Agreements

We have entered into agreements with Messrs. McCann, Schwallie, and Rainey providing for certain severance benefits in the event of the severance of the employment of such executive officers. Under each agreement, severance benefits as described below are payable if such executive officer ceases to be employed by us for any reason other than just cause, total disability or death. The term “just cause” is defined in the severance agreements and is substantially similar to the definition of cause set forth in Mr. Bryant’s agreement and summarized above.

The agreements provide that each such executive officer shall be entitled to the payment of his annual base salary at the same rate, and on the same schedule, as in effect immediately prior to the date of termination of employment for a period of 18 months. In addition, these executive officers are entitled to health coverage until the earlier of (i) the date that the executive is offered comparable coverage by another employer, (ii) the end of the severance period, or (iii) the executive’s death. Also, executives are offered outplacement services for one year after the date of the qualifying termination. Outplacement services include skill assessment, job market analysis, resume preparation, interviewing skills counseling, job search techniques and negotiating, and shared office facilities and administrative support. The value of outplacement services shall not exceed $15,000.

Each of the agreements has an initial term of two years; provided, however, that such agreements will automatically be renewed for successive two-year terms unless we deliver to the applicable executive officer written notice of non-renewal at least 180 days before the expiration date. Each of the agreements with Messrs. McCann, Schwallie, and Rainey were entered into in September 2003. These agreements last renewed automatically in September 2007 for an additional two years. We have not delivered a notice of non-renewal to any of these named executive officers. Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control or such time as the applicable executive officer ceases to be employed by us for any reason. The agreements require each executive officer to execute a release of claims and comply with certain obligations in the agreement relating to confidentiality, non-solicitation, non-disparagement and cooperation in order to receive the severance payments and benefits.

Change in Control Agreements

We have also entered into agreements, as amended, with Messrs. McCann, Schwallie, and Rainey providing for certain severance benefits in the event of the severance of the employment of such executive officers following a change in corporate control. The term “change in control” is defined in the severance agreements and is substantially similar to the definition set forth in Mr. Bryant’s agreement and summarized above. Under each agreement, severance is payable upon a company-initiated termination within two years following a change in corporate control, a termination initiated by the applicable executive officer within 180 days following a change in corporate control and following a material diminution in the applicable executive officer’s responsibilities, salary, authority, duties or a termination initiated by the applicable executive officer for any reason after 180 days after a change in corporate control and within two years following a change in corporate control. The agreements provide that each of the executive officers shall be entitled to a severance benefit equal to three times the average of such executive officer’s annual base salary and incentive for the five consecutive taxable year period (or shorter period of actual service) that includes the taxable year of the change in corporate control, less one dollar. In addition, these executive officers are entitled to a prorated incentive award at the target amount in respect of the performance period in which the severance of employment occurs based on the percentage of the performance period that has elapsed as of the date of the severance of employment. In addition, pursuant to the terms of the stock option and restricted stock agreements provided to our executives, all unvested stock options and restricted stock would fully vest.

Each of the agreements has an initial term of three years, and the expiration date will automatically be extended for one additional year unless in the 30-day period immediately preceding any anniversary date of the agreement, either we or the applicable executive officer rejects such automatic extension. The agreements with Messrs. McCann, Schwallie, and Rainey were entered into in June 2003 and renewed automatically on June 2007 for an additional year.

Karen L. Stout

We entered into retention and change in control agreements with Ms. Stout in May 2006 in connection with her joining the company. These agreements were in substantially the same form as provided to Messrs. McCann, Schwallie and Rainey and described above. Ms. Stout left the company in March 2008, and pursuant to the terms of her retention agreement, she will be paid her base salary for a period of 24 months. Her annual base salary at the time of her departure was $497,000. She will also be entitled to health coverage until the earlier of (i) the date she is offered comparable coverage by another employer, (ii) the end of the severance period or (iii) death. In addition, the company will provide her with outplacement services for up to one year. These outplacement services may not exceed $15,000 in value.

The tables below summarize payments and benefits to Mr. Bryant and the named executive officers assuming a termination of employment and/or change in control occurred on January 31, 2008.

Warren F. Bryant, President & Chief Executive Officer

Termination Reason	Cash Severance	Incentive (1)	Benefits (2)	Value of Accelerated Equity Awards (3)	Tax Gross- Ups (4)	Retirement Plans	Total
Without Cause or Voluntary with Good Reason	$3,096,780	$656,572	$11,134	$2,129,040	—	$1,097,711	$6,991,237
Voluntary without Good Reason	$0	$0	$0	$0	—	$1,097,711	$1,097,711
With Cause	$0	$0	$0	$0	—	$1,097,711	$1,097,711
Change in Control with Termination(5)	$6,193,559	$656,572	$22,268	$9,441,113	$6,216,886	$1,097,711	$23,628,109
Change in Control without Termination(6)	$0	$0	$0	$0	—	$0	$0
Death(5)(7)	$0	$656,572	$0	$6,264,092	—	$1,097,711	$8,018,375
Disability(5)(7)	$0	$656,572	$0	$6,264,092	—	$1,097,711	$8,018,375

Steven F. McCann, Executive Vice President & Chief Financial Officer

Termination Reason	Cash Severance	Incentive (1)	Benefits (2)	Value of Accelerated Equity Awards (3)	Tax Gross- Ups (4)	Retirement Plans	Total
Without Cause or Voluntary with Good Reason	$670,500	$245,403	$25,730	$0	—	—	$941,633
Voluntary without Good Reason	$0	$0	$0	$0	—	—	$0
With Cause	$0	$0	$0	$0	—	—	$0
Change in Control with Termination(5)	$1,809,588	$245,403	$0	$2,913,294	$1,598,885	—	$6,567,170
Change in Control without Termination(6)	$0	$0	$0	$0	—	—	$0
Death(5)(7)	$0	$245,403	$0	$1,766,656	—	—	$2,012,059
Disability(5)(7)	$0	$245,403	$0	$1,766,656	—	—	$2,012,059

Bruce E. Schwallie, Executive Vice President – Business Development & Managed Care

Termination Reason	Cash Severance	Incentive (1)	Benefits (2)	Value of Accelerated Equity Awards (3)	Tax Gross- Ups (4)	Retirement Plans	Total
Without Cause or Voluntary with Good Reason	$664,500	$243,207	$37,469	$0	—	—	$945,176
Voluntary without Good Reason	$0	$0	$0	$0	—	—	$0
With Cause	$0	$0	$0	$0	—	—	$0
Change in Control with Termination(5)	$1,808,868	$243,207	$0	$2,765,966	—	—	$4,818,041
Change in Control without Termination(6)	$0	$0	$0	$0	—	—	$0
Death(5)(7)	$0	$243,207	$0	$1,656,160	—	—	$1,899,367
Disability(5)(7)	$0	$243,207	$0	$1,656,160	—	—	$1,899,367

Karen L. Stout, Former Executive Vice President – Chief Operating Officer

Termination Reason	Cash Severance	Incentive (1)	Benefits (2)	Value of Accelerated Equity Awards (3)	Tax Gross- Ups (4)	Retirement Plans	Total
Without Cause or Voluntary with Good Reason	$994,000	$272,853	$20,209	$0	—	—	$1,287,062
Voluntary without Good Reason	$0	$0	$0	$0	—	—	$0
With Cause	$0	$0	$0	$0	—	—	$0
Change in Control with Termination(5)	$2,294,626	$272,853	$0	$2,677,134	$1,941,139	—	$7,185,752
Change in Control without Termination(6)	$0	$0	$0	$0	—	—	$0
Death(5)(7)	$0	$272,853	$0	$1,832,391	—	—	$2,105,244
Disability(5)(7)	$0	$272,853	$0	$1,832,391	—	—	$2,105,244

William J. Rainey, Senior Vice President, General Counsel & Secretary

Termination Reason	Cash Severance	Incentive (1)	Benefits (2)	Value of Accelerated Equity Awards (3)	Tax Gross- Ups (4)	Retirement Plans	Total
Without Cause or Voluntary with Good Reason	$642,000	$234,972	$36,301	$0	—	—	$913,273
Voluntary without Good Reason	$0	$0	$0	$0	—	—	$0
With Cause	$0	$0	$0	$0	—	—	$0
Change in Control with Termination(5)	$1,808,362	$234,972	$0	$2,131,026	—	—	$4,174,360
Change in Control without Termination(6)	$0	$0	$0	$0	—	—	$0
Death(5)(7)	$0	$234,972	$0	$1,482,113	—	—	$1,717,085
Disability(5)(7)	$0	$234,972	$0	$1,482,113	—	—	$1,717,085

(1)	Assumes payment of the fiscal year 2008 short-term incentive at 91.7% of target for the Chief Executive Officer and 91.5% of target for the other named officers.
(2)	Represents the estimated value of continued health care coverage.
(3)	Based on intrinsic value of unvested stock options and restricted stock awards. The value for stock options included was determined by multiplying the number of stock options by the difference between our closing stock price as of January 31, 2008 and the option exercise price. The value for restricted stock included was determined by multiplying the number of restricted stock by our closing stock price as of January 31, 2008.
(4)	Value represents an estimated combined federal and California income and payroll tax rate of 42.495%.
(5)	Value reflects award under the fiscal year 2007 Long-Term Incentive Plan for the combined fiscal year 2007/2008 performance period and actual performance in fiscal 2008 for purposes of the fiscal year 2008 Long-Term Incentive Plan, including both the fiscal year 2008 and combined fiscal year 2008/2009 performance periods.
(6)	The Compensation Committee has discretion to accelerate equity awards immediately upon a change in control. Amount shown assumes no acceleration of vesting.
(7)	Represents intrinsic value of unvested restricted stock, which would vest ratably in proportion to the percentage of the vesting period elapsed at the time of death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2008 with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Stockholders” in the table below consists of our 1995 Long-Term Incentive Plan. The category “Equity Compensation Plans not Approved by Stockholders” in the table below consists of our Non-Executive Long-Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	1,124,847	$26.453	2,982,379	(1)
Equity Compensation Plans Not Approved by Stockholders	655,148	$28.946	700,357	(2)
Total	1,779,995	$27.37	3,682,736

(1)	Represents shares remaining for issuance pursuant to options, stock appreciation rights, restricted stock or performance shares under the 1995 Long-Term Incentive Plan. In any fiscal year, no individual may receive awards under the 1995 Long-Term Incentive Plan of more than: 300,000 shares as restricted stock (500,000 shares in connection with initial employment); 500,000 shares pursuant to stock appreciation rights (750,000 in connection with initial employment); or 300,000 performance shares (500,000 in connection with initial employment).
(2)	Represents shares remaining for issuance pursuant to options, stock appreciation rights, restricted stock or performance shares under the Non-Executive Long-Term Incentive Plan.

Admission Ticket

LONGS DRUG STORES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 28, 2008

11:00 a.m. (PDT)

The Shadelands Arts Center

111 North Wiget Lane

Walnut Creek, California 94598

This ticket admits the named stockholder.

Photocopies will not be accepted.

You may be asked for identification at the time of admission.

LONGS DRUG STORES CORPORATION 141 North Civic Drive Walnut Creek, California 94596	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 28, 2008.

By signing this proxy, the undersigned revokes all prior proxies and appoints Warren F. Bryant, Steven F. McCann, William J. Rainey, and each of them, as proxies for the undersigned with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 2008, at 11:00 a.m. (PDT), and any adjournment or postponement thereof. In the absence of instructions from the undersigned, my proxies will vote FOR all nominees in Proposal 1 and will vote FOR Proposal 2. My proxies may vote according to their discretion on any other matters which may properly come before the Annual Meeting and all adjournments and postponements.

This proxy also provides voting instructions to the trustee of the Longs Drug Stores California, Inc. 401(k) Plan (the “Plan”). The trustee will vote as indicated on the reverse side of this proxy the shares of common stock credited to my account under the Plan.

See reverse for voting instructions.

Company #

THERE ARE THREE WAYS TO VOTE YOUR PROXY.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PDT) on May 27, 2008.

•      Please have your proxy card and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account available.

•      Follow the simple instructions the voice provides you.

VOTE BY INTERNET – www.eproxy.com/ldg/ – QUICK *** EASY *** IMMEDIATE

•      Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PDT) on May 27, 2008.

•      Please have your proxy card and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account available. If you do not have a U.S. SSN or TIN, please leave blank.

•      Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•      Mark, sign and date your proxy card and return it in the postage-paid, preaddressed envelope we have provided or return it to Longs Drug Stores Corporation, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

   PLEASE DETACH HERE.

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Leroy T. Barnes 02 Murray H. Dashe	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
03 Evelyn S. Dilsaver 04 Donna A. Tanoue

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.
2. Ratification of Deloitte & Touche LLP, our independent registered public accounting firm, for fiscal year ending January 29, 2009.		☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark box. ☐ If you plan to attend the Annual Meeting, ☐ WILL ATTEND Indicate changes below. please mark the WILL ATTEND box.

Dated:

Signature(s) in Box Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.